
                                                                    Exhibit 99.3


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                            ASSET PURCHASE AGREEMENT

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                                 BY AND BETWEEN

                                 NORDX/CDT, INC.

                                       AND

                              BELDEN (CANADA) INC.

                                       AND

                          BELDEN COMMUNICATIONS COMPANY

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                                TABLE OF CONTENTS

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
ARTICLE I INTERPRETATION ...........................................................     1

     1.1  Definitions ...............................................................    1
     1.2  Other Defined Terms .......................................................    6
     1.3  Schedules and Exhibits ....................................................    7
     1.4  Knowledge .................................................................    9

ARTICLE II PURCHASE AND SALE .......................................................     9

     2.1  Purchase and Sale .........................................................    9
     2.2  Excluded Assets ...........................................................    9
     2.3  Instruments of Conveyance .................................................   10
     2.4  Assignment of Contracts, etc. .............................................   11
     2.5  Transfer of Environmental Permits .........................................   11
     2.6  Assumption of Liabilities .................................................   12
     2.7  Accounts Receivable Collection; Post-Closing Amounts Received and Paid ....   13

ARTICLE III PURCHASE PRICE .........................................................    14

     3.1  Purchase Price ............................................................   14
     3.2  Draft Closing Balance Sheet ...............................................   15
     3.3  Purchase Price Adjustment .................................................   17
     3.4  Payment and Satisfaction of the Purchase Price ............................   17
     3.5  Tax Elections / Allocation of Purchase Price ..............................   17
     3.6  Transfer Taxes ............................................................   18
     3.7  Goods and Services Tax Election ...........................................   18
     3.8  Accounts Receivable and Pre-Paid Expenses Elections .......................   18
     3.9  Inventory Resale Certificates .............................................   18
     3.10 Certain Inventory ........................................................    18

ARTICLE IV REPRESENTATIONS AND WARRANTIES ..........................................    19

     4.1  Representations and Warranties of Vendor ..................................   19
     4.2  Representations and Warranties of Purchaser ...............................   28

ARTICLE V COVENANTS OF THE PARTIES .................................................    29

     5.1  Joint Covenants ...........................................................   29

ARTICLE VI COVENANTS OF VENDOR .....................................................    29

     6.1  Conduct of Business .......................................................   29
     6.2  Notification ..............................................................   30
     6.3  Access ....................................................................   31

                                      (i)

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     6.4   Closing ....................................................   31
     6.5   Non-Competition ............................................   32
     6.6   Confidentiality ............................................   33
     6.7   Portfolio Exception ........................................   34
     6.8   Environmental ..............................................   34
     6.9   Other Matters ..............................................   34
     6.10  Severance Reimbursement ....................................   35

ARTICLE VII COVENANTS OF PURCHASER ....................................   35

     7.1   Closing ....................................................   35
     7.2   Notification. ..............................................   36

ARTICLE VIII EMPLOYEES ................................................   36

     8.1   Employees ..................................................   36
     8.2   Indemnity for Employee Claims ..............................   36
     8.3   Release from Restrictive Covenants .........................   37
     8.4   No Third Party Beneficiaries ...............................   37
     8.5   Access to Employees ........................................   37
     8.6   Non-Solicitation of Employees ..............................   37
     8.7   Additional Understandings ..................................   38

ARTICLE IX CONDITIONS OF CLOSING ......................................   38

     9.1   Conditions for the Benefit of Purchaser ....................   38
     9.2   Conditions for the Benefit of Vendor .......................   39
     9.3   Effects of Termination .....................................   40

ARTICLE X INDEMNIFICATION .............................................   40

     10.1  Indemnification by Vendor ..................................   40
     10.2  Indemnification by Purchaser ...............................   41
     10.3  Obligation to Reimburse; Limitations .......................   41
     10.4  Notification ...............................................   42
     10.5  Defense of Third Party Claim ...............................   42
     10.6  No Compromise ..............................................   42
     10.7  Failure to Defend ..........................................   43
     10.8  Time Limitations ...........................................   43
     10.9  Limitation on Indemnification ..............................   43
     10.10 Survival of Indemnification ................................   44
     10.11 Sole Remedies ..............................................   44

ARTICLE XI CLOSING ....................................................   44

     11.1  Date, Time and Place of Closing ............................   44

                                      (ii)

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ARTICLE XII POST-CLOSING COVENANTS ...................................    45

     12.1  Books and Records .........................................    45
     12.2  Access to Employees .......................................    45

ARTICLE XIII DISPUTES ................................................    46

     13.1  Disputes ..................................................    46

ARTICLE XIV MISCELLANEOUS ............................................    46

     14.1  Risk of Loss ..............................................    46
     14.2  Announcements .............................................    47
     14.3  Further Assurances ........................................    47
     14.4  Successors in Interest ....................................    47
     14.5  Joint and Several Obligations .............................    47
     14.6  Notices ...................................................    50
     14.7  Expenses ..................................................    51
     14.8  Counterparts ..............................................    51
     14.9  Severability ..............................................    52
     14.10 Governing Law .............................................    52
     14.11 Entire Agreement ..........................................    52
     14.12 Inconsistency .............................................    52
     14.13 Gender ....................................................    52
     14.14 Currency ..................................................    52
     14.15 Headings ..................................................    52
     14.16 Amendment .................................................    52
     14.17 Waiver ....................................................    53
     14.18 Set Off ...................................................    53
     14.19 Supply Agreement ..........................................    53

                                     (iii)

                            ASSET PURCHASE AGREEMENT

AGREEMENT made the 22nd day of October, 2002,

BY AND AMONG:           NORDX/CDT, INC., a corporation incorporated under the
                        Laws of Canada with its registered office at 2345 boul.
                        des Sources, Pointe-Claire, Quebec, Canada, H9R 5Z3, herein acting and represented by Charles Fromm,

                                                                     ("Vendor");

AND: BELDEN (CANADA) INC. ("Belden Canada"), a corporation incorporated under the Laws of Ontario with its registered office at Suite 4900, Commerce Court West, Toronto, Ontario M5L 1J3, herein acting and represented by Kevin Bloomfield

AND: BELDEN COMMUNICATIONS COMPANY ("Belden Communications"), a corporation incorporated under the Laws of Delaware with its registered office at CSC The United States Corporation, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, herein acting and represented by Kevin Bloomfield,

                                                (collectively, the "Purchaser");

THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, it is agreed by and between the Parties as follows:

                                   ARTICLE I
                                 INTERPRETATION

1.1 Definitions

     Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

(a) "Accounts Payable" shall mean all accounts payable (excluding Employee Payables), trade payables and other amounts owed to creditors of Vendor or the U.S. Affiliate with respect to the Business at Closing.




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                                       -2-

(b) "Accounts Receivable" shall mean all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to Vendor or the U.S. Affiliate with respect to the Business at Closing.

(c) "Affiliate" shall have the meaning ascribed thereto in the Canada Business Corporations Act.

(d) "Agreement" shall mean this Asset Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision; "Article", "Section" or other subdivision of this Agreement means and refers to the specified Article, Section or other subdivision of this Agreement.

(e) "Books and Records" shall mean all books, records, files and documentation (in whatever medium and wherever situated) of Vendor and the U.S. Affiliate which pertain to the Business; for greater certainty, the phrase "Books and Records" shall include, without limitation, all statements, budgets, books, ledgers, records, financial records, accounting records, consents, approvals, authorizations, written Contracts, Employee files, retiree files, insurance policies, documentation, evidence or indication of ownership of Vendor or the U.S. Affiliate in and to any Purchased Assets, all records and correspondence which pertain to the Licenses, but shall not include books, records, files and documentation of Vendor or the U.S. Affiliate which pertain exclusively to (i) the Excluded Assets or businesses of Vendor or the U.S. Affiliate (other than the Business), (ii) any Tax returns or Tax records and files of Vendor or the U.S. Affiliate, or (iii) any books, records, files and documents of Vendor or the U.S. Affiliate where applicable Law prohibits their transfer. In the event any of the Books and Records pertain to both the Business, on the one hand, and the Excluded Assets or businesses of Vendor or the U.S. Affiliate other than the Business, on the other hand, or if Vendor or the U.S. Affiliate is required by Law to keep originals of any such books and records, then the phrase "Books and Records" shall mean copies thereof with all information not related to the Business deleted.

(f) "Business" shall mean the business of the NORCOM/CDT division of Vendor as presently conducted from and on the Kingston Property and the Memphis Property consisting of the manufacturing, sale and distribution of the products currently manufactured at the facility located on the Kingston Property. For greater certainty, the term "Business" shall exclude the manufacturing, sale or distribution of coaxial cables manufactured at Vendor's facility located in Pointe-Claire, Quebec and any activity or operation not currently being conducted at the Kingston Property.

(g) "Closing" shall mean the completion of the purchase and sale of the Purchased Assets contemplated hereunder and the payment to Vendor of the Purchase Price required to be paid pursuant to Section 3.1.

(h) "Contracts" shall mean all contracts, agreements, indentures, instruments, commitments and orders made by or in favour of Vendor or the U.S. Affiliate relating primarily to the Business, other than those related to the Excluded Assets.

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                                      -3-

(i) "Employee Payables" shall mean all amounts payable to Employees or for the benefit of Employees, including all accrued wages, salary, severance, accrued vacation, termination and pay in lieu of notice obligations for Employees as of the Closing Date arising from events occurring prior to the Closing Date, except for (i) those extraordinary bonuses based on the sale of the Business described at sub-part C)(i) of Schedule 4.1(w)(v), and (ii) any liabilities or amounts payable relating to or arising under any Benefit Plans (including any pension or post-retirement plan or arrangement of Vendor, its Affiliates (including the U.S. Affiliate) or their predecessors (including Nortel).

(j) "Employees" shall mean all of the unionized and non-unionized employees of Vendor and the U.S. Affiliate employed exclusively in the Business which, for greater certainty, shall include part-time employees and employees on short-term disability, workers compensation, sick leave, maternity leave, or leave of absence or laid-off employees on the Closing Date but shall exclude (i) employees on long-term disability, (ii) employees on short-term disability as of the Closing Date who become entitled to receive long-term disability within twelve (12) months after the Closing Date, (iii) U.S. employees of the Business, and (iv) anyone employed by an employer other than the Vendor on the Closing Date. A list of Employees as of October 21, 2002 is set forth in Part A of Schedule 4.1(w)(i). The U.S. sales employees of the Business excluded from the definition of Employees are listed in Part B of Schedule 4.1(w)(i).

(k) "Environmental Laws" shall mean applicable Laws relating to hazardous substances, pollution or protection of the environment, including Laws relating to: (i) on-site or off-site contamination; (ii) chemical substances or products; (iii) releases of any hazardous substances into the environment; and (iv) the manufacture, processing, distribution, use, treatment, storage, transport, packaging, labeling, sale, recycling, disposal, destruction, incineration, burial or handling of hazardous substances.

(l) "Environmental Permits" shall mean all permits, authorizations, certificates, registrations and any other approvals held by Vendor pursuant to any Environmental Laws and relating to the operation of the Business.

(m) "Equipment" shall mean (i) all machinery, spare parts, equipment (including, without limitation, reels), support fixtures and support units for equipment (including, without limitation, filtering systems, compound systems, silos, air compressors and steam generators), tools, computers, furniture, trade fixtures, furnishings and office equipment (including, without limitation, word processing, accounting, communication and reproduction equipment) owned or used by Vendor or the U.S. Affiliate located in, on or about or normally located in, on or about the Kingston Property or the Memphis Property used primarily in connection with the Business, or any such items located anywhere else provided they have been used primarily in connection with the Business anytime during the past six months, and (ii) all assignable warranties of any Person covering all or any part of such items.

(n) "Escrow Agent" shall mean the entity designated as such as set out in the Escrow Agreement;

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(o)  "Escrow Agreement" shall mean an agreement by and among the Escrow Agent,
     Purchaser and Vendor substantially in the form of Exhibit H dated as of the date hereof;

(p) "Financial Statements" shall mean the unaudited, internally prepared balance sheet of Vendor with respect to the Business for the period ending April 30, 2002 and the accompanying statement of income, retained earnings and changes in financial position for the period of August 1, 2001 to April 30, 2002.

(q) "GAAP" shall mean, at any time, accounting principles generally accepted in Canada, including those in the handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

(r) "Governmental Authority" shall mean any multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, any subdivision or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(s)  "Holdback" shall mean the terms set forth in Exhibit "I".

(t) "Intellectual Property Rights" shall mean all patents, patent applications, patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof and inventions (whether or not patentable and whether or not reduced to practice) and all improvements thereto; all registered and unregistered statutory and common law copyrights and copyrightable works and computer software and related documentation; all registered and unregistered trademarks, trade names, service marks, logos and all the goodwill associated therewith; all registrations, applications and renewals for any of the foregoing; all license agreements and sublicense agreements to and from third parties relating to any of the foregoing; all trade secrets, inventions, technology, confidential information, know-how, formulae, manufacturing and production processes and technical and computer data related thereto; and all copies and tangible embodiments of the foregoing (in whatever form); in each case that relate primarily to the Business.

(u) "Interim Trademark License Agreement" shall mean an agreement between the Parties substantially in the form of Exhibit "C".

(v) "Inventory" shall mean all raw materials, work-in-progress, finished goods and other materials and supplies and maintenance items, in each case whether on hand, in transit, warehoused or wherever situated, of Vendor or the U.S. Affiliate manufactured or produced by or for the Business.

(w) "Kingston Lease" shall mean a lease agreement between the Parties in respect of the Kingston Property, substantially in the form of Exhibit "A".

(x) "Kingston Property" shall mean the land and premises more particularly legally described in Schedule 1.1(x) and all buildings and structures thereon or forming part

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                                      -5-

      thereof and all fixtures supporting the building thereon, such as heating, ventilating, and air conditioning equipment, piping, conduits, lighting fixtures and lighting equipment, cafeteria equipment, loading dock bumpers, loading dock equipment and loading dock facilities, and floor coverings affixed to the floor.

(y) "Laws" shall mean (i) all laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, and (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any Governmental Authority, which in each of the above cases binds or affects the Party or Person referred to in the context in which such word is used.

(z) "Licenses" shall mean all permits, licenses, certificates of compliance, consents, approvals and authorizations of, or registrations with, any Governmental Authority, pertaining primarily to the Business, other than Environmental Permits.

(aa) "Lien" shall mean any mortgage, charge, pledge, hypothec, lien (statutory or otherwise), security interest, security granted under the Bank Act (Canada), easement, conditional sale contract, ownership or title retention agreement and other encumbrance or right of any nature whatsoever or however arising that in substance secures payment or performance of an obligation.

(bb) "Memphis Property" shall mean the land and premises listed and described in Schedule 1.1(bb) by reference to their municipal address, owned by the U.S. Affiliate.

(cc) "Non-Transferable Licenses" shall mean those Licenses which are not, by their terms or pursuant to Law, transferable to Purchaser; a list of such material Licenses is set forth at Schedule 1.1(cc).

(dd) "Nortel" shall mean (i) Nortel Networks Corporation and its subsidiaries (whether direct or indirect) and (ii) the predecessors of any of the foregoing.

(ee) "Parties" shall mean Vendor and Purchaser; and "Party" shall mean either one of them as the context may require.

(ff) "Patent License Agreement" shall mean an agreement between the Parties substantially in the form of Exhibit "D".

(gg) "Pension and Benefits Agreement" shall mean an agreement between the Parties substantially in the form of Exhibit "E".

(hh)  "Permitted Liens" shall mean:

      (i) minor imperfections in title, if any, not material in amount and which, individually or in the aggregate, do not materially interfere with or affect the conduct of the Business or the use or value of the Purchased Assets;

      (ii) unregistered Liens for workman's compensation assessments and similar obligations not delinquent;

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                                      -6-

      (iii) unregistered Liens in favour of any lessor or licensor for rent or royalties to become due or for other obligations or acts, the performance of which is required under leases, subleases or licenses after the Closing, so long as the payment of such rent, royalties or the performance of such other obligation or act is not delinquent;

      (iv) unregistered Liens of any Employees for salaries or wages earned but not yet payable; and

      (v) unregistered Liens of unpaid vendors of personal property in each case arising in the ordinary course of business for charges which are not delinquent or payable.

(ii) "Person" shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or Governmental Authority and pronouns which refer to a Person shall have a similarly extended meaning.

(jj) "Pre-Paid Expenses" shall mean all expenses of the Business which have been paid for by Vendor or the U.S. Affiliate in advance of the period for which the related goods and services have been delivered or performed.

(kk) "Reference Balance Sheet" shall mean the balance sheet of the Business at April 30, 2002 (as adjusted by the Parties), a copy of which is attached hereto as Schedule 1.1(kk).

(ll) "Rolling Stock" shall mean (i) all automobiles, trucks, trailers, material handling equipment and other rolling stock owned or used by Vendor or the U.S. Affiliate primarily in connection with the Business, and (ii) all assignable warranties of any Person covering all or any part of the aforesaid Rolling Stock.

(mm)  [Reserved]

(nn) "Taxes" or "Tax" shall mean all taxes, including, without limitation, taxes relating to income, withholding, real property, social service, corporation, capital, value added, sales, franchise, excise, profits, gross receipts, customs duties, stamp, transfer, water, business and good and services.

(oo) "Transition Service Agreement" shall mean an agreement between the Parties, substantially in the form of Exhibit "G".

(pp) "U.S. Affiliate" shall mean Nordx/CDT Corporation, a corporation incorporated pursuant to the laws of Delaware.

1.2 Other Defined Terms

      In addition to the defined terms in Section 1.1, each of the following terms shall have the meaning ascribed thereto in the corresponding Sections:

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                                      -7-

                   Term                                          Section
                   ----                                          -------
                   Accountant .................................    3.2(e)
                   Adjustment Date ............................    3.3
                   Assumed Liabilities ........................    2.6
                   Benefit Plans ..............................    4.1(p)
                   Cash Purchase Price ........................    3.1
                   CCRA .......................................    3.7
                   Closing Date ...............................    11.1
                   Dispute ....................................    13.1
                   Draft Closing Balance Sheet ................    3.2
                   Escrow Agent ...............................    1.1(n)
                   Excluded Assets ............................    2.2
                   Retained Liabilities .......................    2.6
                   Final Closing Date Balance Sheet ...........    3.2
                   GST ........................................    3.7
                   Indemnified Party ..........................    10.3
                   Indemnifying Party .........................    10.3
                   Interest Rate ..............................    3.3
                   Losses .....................................    10.1
                   Material Contracts .........................    4.1(n)
                   Purchase Price .............................    3.1
                   Purchased Assets ...........................    2.1
                   Purchaser ..................................    Preamble
                   Purchaser's Indemnified Group ..............    10.1
                   Purchaser's Notice .........................    3.2(c)
                   Rights .....................................    2.4
                   STD ........................................    4.1(w)(viii)
                   Tangible Assets ............................    4.1(j)
                   Third Party Claim ..........................    10.5
                   Time of Closing ............................    11.1
                   Uncollected Receivables ....................     2.7
                   Vendor .....................................    Preamble
                   Vendor's Indemnified Group .................    10.2
                   Vendor's Notice ............................    3.2(d)
                   WCB ........................................    4.1(w)(xi)

1.3 Schedules and Exhibits

         The following is a list of the Schedules and Exhibits attached hereto and incorporated herein by reference:

                  Sub-part C)(i), Schedule 4.1(w)(v) - Extraordinary Bonuses
                  Schedule 4.1(w)(i) PartA  -  Employees
                  Schedule 4.1(w)(i) Part B -  U.S. employees
                  Schedule 4.1(w)(i) Part C -  Certain U.S. Employees
                  Schedule 1.1(x)      -       Kingston Property

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                                      -8-

        Schedule 1.1(bb)      -     Memphis Property
        Schedule 1.1(cc)      -     Non-Transferable Licenses
        Schedule 1.1(kk)      -     Reference Balance Sheet
        Schedule 1.4          -     Knowledge
        Schedule 2.2(n)       -     Excluded Assets
        Schedule 2.6          -     Product warranty, rebate and return policies
        and Environmental Reports
        Schedule 3.2          -     Special Accounting Procedures for Inventory
        Schedule 3.5          -     Allocation of Purchase Price
        Schedule 3.10         -     Identified Cables
        Schedule 4.1(d)(ii)   -     Consents under Contracts
        Schedule 4.1(d)(iii)  -     Consents under Licenses
        Schedule 4.1(h)       -     US Equipment
        Schedule 4.1(k)       -     Location of Consignment Inventory
        Schedule 4.1(l)       -     Intellectual Property
        Schedule 4.1(m)       -     Outstanding Litigation
        Schedule 4.1(n)       -     Material Contracts and No Default under
        Contracts
        Schedule 4.1(p)       -     Benefit Plans
        Schedule 4.1(q)       -     Environmental Matters
        Schedule 4.1 (r)      -     Compliance with Laws
        Schedule 4.1(s)       -     Unusual Transactions
        Schedule 4.1(t)       -     Commitments
        Schedule 4.1(v)       -     Warranties
        Schedule 4.1(w)       -     Employee Matters
        Schedule 4.1(x)       -     Bonuses
        Schedule 4.1(y)       -     Inventory
        Schedule 4.1(z)       -     Corporate Assistance
        Schedule 6.5          -     Restricted Products
        Schedule 8.1          -  Form of Letter of Employment
        Schedule 14.19        -  Terms of Supply Agreement

        Exhibit "A"           -  Form of Kingston Lease
        Exhibit "B"           -  [Reserved]
        Exhibit "C"           -  Form of Interim Trademark License Agreement
        Exhibit "D"           -  Form of Patent License Agreement
        Exhibit "E"           -  Form of Pension and Benefits Agreement
        Exhibit "F"           -  [Reserved]
        Exhibit "G"           -  Form of Transition Services Agreement
        Exhibit "H"           -  Form of Escrow Agreement
        Exhibit "I"           -  Form of Holdback

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                                      -9-

1.4 Knowledge

         Whenever any fact or matter is stated to be to the knowledge of Vendor, or any similar reference, such reference shall mean the knowledge, after reasonable investigation, of the Persons listed in Schedule 1.4.

                                   ARTICLE II
                                PURCHASE AND SALE

2.1 Purchase and Sale

         Upon and subject to the terms and conditions hereof, Vendor shall sell, assign, convey and transfer (or cause the U.S. Affiliate to sell, assign, convey and transfer, as the case may be) to Purchaser, and Purchaser shall purchase and acquire from Vendor (or the U.S. Affiliate, as the case may be), at the Time of Closing on the Closing Date and for the Purchase Price, all of the property and assets relating primarily to the Business of every kind and description and wheresoever situate, other than the Excluded Assets, including, without limitation, all of Vendor's (or the U.S. Affiliate's, as the case may be) right, title and interest in the following assets (collectively, the "Purchased Assets"):

(a)   the Books and Records;

(b)   the Contracts;

(c)   the Equipment;

(d)   the Intellectual Property Rights, to the extent assignable pursuant to
      Section 2.4;

(e)   the Inventory;

(f)   the Licenses (other than the Non-Transferable Licenses);

(g)   the Pre-Paid Expenses;

(h)   the Accounts Receivable;

(i)   the Rolling Stock; and

(j)   the goodwill of the Business.

2.2 Excluded Assets

      The term Purchased Assets does not include the following (collectively, the "Excluded Assets"):

(a) all cash on hand, bank balances, moneys in the possession of banks and other depositaries, term or time deposits, guaranteed investment certificates, treasury bills,

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                                      -10-

      other securities and other similar cash or cash-equivalent items (other than the Pre-Paid Expenses referred to in Section 2.1 and "petty cash");

(b) all insurance policies of Vendor or the U.S. Affiliate associated with the Business and any proceeds therefrom;

(c) all Tax refunds and Tax credits receivable by Vendor or the U.S. Affiliate, except as provided in the Final Closing Date Balance Sheet;

(d) the minute books, corporate records and Tax returns, records and files of Vendor or the U.S. Affiliate;

(e) the names "Norcom", "Nordx", "CDT", "Cable Design Technologies" or variations or combinations thereof and any marks or logos associated therewith;

(f)   the Environmental Permits, subject to Section 2.5 below;

(g)   any Accounts Receivable from Vendor or Affiliates of Vendor;

(h) product approvals or certifications that are not used primarily in the Business;

(i) any patents, trade marks, trade names, service marks, copyrights, industrial designs, trade secrets, inventions, know-how, manuals, technology, software and other intellectual property not included in the Intellectual Property Rights;

(j) any rights, claims or causes of action of Vendor or the U.S. Affiliate against third parties relating to the assets, properties, business or operations of the Business arising out of or relating to transactions occurring on or prior to the Closing Date to the extent such right, claim or cause of action does not relate to an Assumed Liability or an Account Receivable;

(k) all other assets, properties, interests and rights of Vendor, any Affiliate of Vendor or the U.S. Affiliate not used or held for use primarily or exclusively in the operation or conduct of the Business or relating primarily or exclusively to the Business;

(l)   the Kingston Property;

(m)   the Memphis Property; and

(n)   those assets set forth in Schedule 2.2(n).

2.3 Instruments of Conveyance

      In order to effectuate more fully and completely the sale, assignment, conveyance and transfer of the Purchased Assets pursuant to the terms and conditions hereof, Vendor shall deliver to Purchaser, at Vendor's expense, such bills of sale, assignments and instruments of conveyance as requested by Purchaser, acting reasonably, to permit the assignment, transfer and conveyance from Vendor or the U.S. Affiliate, as the case may be, to Purchaser and the acquisition by Purchaser from Vendor or the U.S. Affiliate, as the case may be, of all right, title and interest of Vendor or the U.S. Affiliate, as the case may be, in, to and under the Purchased Assets, the whole with effect as at the Time of Closing on the Closing Date. With respect to the Purchaser, Belden Communications Company shall acquire all Equipment, Rolling Stock and Intellectual Property Rights; Belden (Canada) Inc. shall acquire all other Purchased Assets. In accordance with Section 2.6, Belden Canada will assume the Assumed Liabilities.

2.4 Assignment of Contracts, etc.

      Prior to the Closing, Vendor shall use commercially reasonable efforts to obtain all required third party consents necessary for the sale, assignment, transfer and conveyance by Vendor to Purchaser of any Contracts (other than Benefit Plans), Licenses (other than Non-Transferable Licenses) and Intellectual Property Rights (collectively, the "Rights"). Other than for the Rights listed on Schedule 1.1(cc), to Vendor's knowledge, all Rights necessary for the operation of the Business will be transferred at Closing. Purchaser shall cooperate reasonably with Vendor in obtaining such consents including, without limitation, possible written assumptions thereof by Purchaser, provided such assumptions are consistent with Section 2.6.

      Vendor shall use reasonable commercial efforts to provide or cause to be provided to the Purchaser the benefits of any Rights which have not been assigned or transferred as at Closing and (x) the Vendor shall promptly pay the Purchaser when received all monies received by the Vendor or its Affiliates with respect to any such Right and (y) the Purchaser shall (to the extent it receives the benefits of such Right) perform and discharge on behalf of the Vendor all of the Vendor's obligations with respect to such Right that arise after the Closing and do not arise from Vendor's or the U.S. Affiliate's default, violation of Law, tort, infringement, or breach of warranty.

      Purchaser shall use commercially reasonable efforts to obtain the re-issuance of Non-Transferable Licenses required by Purchaser to continue the conduct of the Business with the Purchased Assets. Vendor shall reasonably co-operate with Purchaser in its efforts to procure the re-issuance of any such Non-Transferable Licenses.

      Subject to the provisions of this Article II, Purchaser acknowledges and agrees that Vendor has no obligation to cause existing suppliers and service providers to the Business to continue the existing relationship or to provide Purchaser the terms and conditions provided to Vendor. Purchaser shall be responsible for the negotiation of its own terms and conditions with such suppliers and service providers.

2.5 Transfer of Environmental Permits

      The transfer, issuance or re-issuance, as the case may be, of any Environmental Permits related to the Business will be the sole responsibility of Purchaser. Vendor shall cooperate reasonably in the process of such transfers, issuances or re-issuances, as the case may be, of Environmental Permits to Purchaser. The transfer, issuance and re-issuance fees incurred in connection with the transfer, issuance or re-issuance, as the case may be, of the Environmental Permits, shall be shared equally by the Parties.

2.6 Assumption of Liabilities

      Subject to the completion of the transaction of sale, assignment, transfer and purchase contemplated hereunder, but with effect from the Closing Date, Purchaser hereby agrees to assume, discharge, satisfy, perform and fulfill in a timely manner, strictly in accordance with their terms, all of the following liabilities and obligations of Vendor and the U.S. Affiliate in connection with the Business (collectively, the "Assumed Liabilities"):

(a) the Accounts Payable (other than Accounts Payable to Vendor or any Affiliate of Vendor) to the extent accrued on the Final Closing Date Balance Sheet and the liabilities set forth on the Final Closing Date Balance Sheet under the heading "other liabilities" to the extent accrued thereon;

(b) all obligations which will accrue after the Closing under the Contracts, Environmental Permits and Licenses assigned or transferred to Purchaser in accordance with the terms hereof, other than liabilities that relate to or result from a default, breach of warranty, violation of law, tort or infringement by Vendor or the U.S. Affiliate, or their predecessors;

(c) all liabilities and obligations arising from sales of the products manufactured by Vendor or the U.S. Affiliate (whether such sales occurred prior to or after the Closing Date) in the ordinary course of business relating to, and to the extent of, the following: (i) product warranty claims in accordance with Vendor's warranty policy described on Schedule 2.6, excluding any liability for personal injury, property damage, or consequential damages, (ii) products returns pursuant to any stock balancing program in accordance with Vendor's product returns policy described on Schedule 2.6, and (iii) rebates pursuant to any marketing or promotion program in accordance with Vendor's rebate policy described on
      Schedule 2.6; and

(d) the Employee Payables to the extent set out in the Final Closing Date Balance Sheet.

      Purchaser does not hereby assume nor agree to assume any liabilities or obligations of Vendor, the U.S. Affiliate or otherwise whatsoever other than the Assumed Liabilities as set forth above including, without limitation, the following liabilities and obligations ("Retained Liabilities"):

      (i) all liabilities or obligations for Taxes accrued or incurred by Vendor or its Affiliates or relating to any period before the Closing in respect of the Purchased Assets or the Business, except to the extent of any accrual for Taxes on the Final Closing Balance Sheet;

      (ii) all liabilities or obligations of Vendor or its Affiliates for debt for borrowed money;

      (iii) all liabilities or obligations relating to or arising out of the Excluded Assets;

        (iv) all liabilities or obligations of Vendor or its Affiliates relating to the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

        (v) all liabilities or obligations of Vendor or any Affiliate for property damage or personal injury to the extent arising out of or relating to any period prior to Closing;

        (vi) all liabilities or obligations of Vendor or any Affiliate relating to or arising out of the infringement of the Intellectual Property Rights of any Person by Vendor or its Affiliates;

        (vii) except to the extent included in the Assumed Liabilities pursuant to Section 2.6(d), all liabilities or obligations relating to or arising from or in connection with Employees relating to the period on or prior to the Closing (however, liabilities and obligations regarding the Benefit Plans are governed by sub-part (viii) below);

        (viii) all liabilities or obligations arising or accruing on, before or after Closing relating to or arising under any Benefit Plans (including pension, retirement and post-retirement plans); and

        (ix) all liabilities or obligations arising, accruing or relating to any occurrence on or before Closing under: any Environmental Law; the Nortel Environmental Access Agreement; or in respect of former employees or retirees; and all other liabilities or obligations arising, accruing or relating to any occurrence on or before the Closing of Vendor, its Affiliates, or their predecessors or otherwise relating to the Business not assumed by the Purchaser under this Agreement as an Assumed Liability.

                 For clarity, the Parties acknowledge and agree that (i) any matter described in the environmental reports listed in the "Environmental Report" Section on Schedule 2.6 shall not constitute an Assumed Liability but shall be a Retained Liability and (ii) should Vendor assert that the Purchaser is responsible for a violation of a Environmental Law in connection with and during the term of its lease of the Kingston Property pursuant to the Kingston Lease, the Vendor shall have the burden of proving that neither the alleged violation of an Environmental Law, nor the condition that gave rise the alleged violation, occurred or existed on or before the Closing.

2.7 Accounts Receivable Collection; Post-Closing Amounts Received and Paid

        For a period of ninety (90) days after the Closing Date, Vendor shall use commercially reasonable efforts to collect all Accounts Receivable, provided that Vendor shall have no obligation to institute suit or retain a collection agency to collect any Accounts Receivable and further provided that Vendor shall not compromise any Accounts Receivable without the Purchaser's prior consent; provided that in the event of Accounts Receivable that include obligations owed with respect to the Business and to Vendor's or the U.S. Affiliate's businesses other than the Business, Vendor shall continue to use commercially reasonable efforts to collect such Accounts Receivable in accordance with the provisions of this Section 2.7 following such ninety (90) day period.

        Payments on Accounts Receivable received from a debtor following the Closing Date shall be imputed firstly to the oldest Accounts Receivable from such debtor and then to the next oldest uncollected Accounts Receivable from such debtor, unless a debtor has made known a dispute related to such Accounts Receivable or otherwise specified in writing an application of such payments.

        All cash collected on or after the Closing Date from Accounts
Receivable relating to the Business as conducted prior to or after the Closing Date (other than in relation to the Excluded Assets) shall belong to, and if received by Vendor, shall be received for the benefit and the account of, Purchaser and Vendor shall, on a weekly basis, transfer and remit to Purchaser all such amounts received by or paid to Vendor on or after the Closing Date. All Accounts Payable and amounts paid relating to the Business as conducted prior to the Closing Date that constitute an Assumed Liability or a liability of Purchaser relating to periods on or after the Closing Date, paid by Vendor in error on or after the Closing Date, shall be for the account of Purchaser and Purchaser shall, on a weekly basis, reimburse Vendor for any such amounts paid by Vendor.

        Purchaser may, at any time between six (6) and seven (7) months after Closing, notify in writing Vendor of its intention to assign to Vendor all or part of the Accounts Receivable which remained uncollected as at the end of the six (6) month period following Closing, except for such Accounts Receivable which remain uncollected as a result of a dispute between the debtor thereof and the Purchaser ("Uncollected Receivables"). Vendor shall purchase the Uncollected Receivables from Purchaser, for the face value thereof, within five (5) days of receipt of Purchaser's notice hereunder, to the extent that such Uncollected Receivables remain uncollected as at the time of purchase by Vendor. All moneys collected on account of Uncollected Receivables after the date of purchase of the Uncollected Receivables by Vendor shall belong to, and if received by Purchaser shall be received for the benefit and the account of, Vendor and Purchaser shall transfer and remit to Vendor, on a weekly basis, all moneys so received by Purchaser.

                                  ARTICLE III
                                 PURCHASE PRICE

3.1 Purchase Price

        The aggregate purchase price payable by Purchaser to Vendor for the Purchased Assets shall be an amount equal to the aggregate of (i) the amount of Eighteen Million Three Hundred Thousand U.S. Dollars (U.S. $18,300,000) less Seven Million U.S. Dollars (U.S. $7,000,000), which is the estimated reduction in net assets from the date of the Reference Balance Sheet through the Closing Date (the "Estimated Net Asset Adjustment"), totaling an amount of Eleven Million Three Hundred Thousand U.S. Dollars (U.S. $11,300,000) (collectively, the "Closing Cash Purchase Price"); (ii) the Holdback Amount as set out in the Holdback; and (iii) the amount of the Assumed Liabilities assumed in accordance with Section 2.6, the whole as adjusted pursuant to Section 3.3 (collectively, the "Purchase Price"). In accordance with the preceding sentence, Belden Canada will pay the Closing Cash Purchase Price and Belden Communications will pay the Holdback Amount. Promptly following the execution of this Agreement by the Parties, the Purchaser shall transfer the Closing Cash Purchase Price to the Escrow Agent pursuant to the Escrow Agreement; the Closing Cash Purchase Price will be disbursed in accordance with the Escrow Agreement.

3.2 Draft Closing Balance Sheet

(a) Within 60 days after the Closing Date, Vendor shall prepare and deliver to Purchaser a draft consolidated balance sheet (the "Draft Closing Balance Sheet") for the Business as of the close of business on the Closing Date. The Draft Closing Balance Sheet shall be prepared in accordance with Vendor's normal accounting principles, practices and procedures which were used in preparing the Reference Balance Sheet, subject to the provisions of paragraph (b) of this Section 3.2. Purchaser shall cause the applicable Employees to cooperate with Vendor in connection with the preparation of the Draft Closing Balance Sheet and will make the Books and Records available as necessary.

(b) Notwithstanding anything to the contrary in this Section 3.2, the following specific accounting rules shall be applied in the preparation of the Draft Closing Balance Sheet and the Final Closing Balance Sheet:

        (i) all line items relating to (i) debt for borrowed money, (ii) Excluded Assets, or (iii) Retained Liabilities shall be eliminated;

        (ii) the amount of Inventories of the Business shall be based on a review of Vendor's books and records and a physical count of all Inventories to be taken at or near the close of business on the Closing Date in accordance with the procedures set forth in
              Schedule 3.2. Any shrinkage measured in dollars will reduce (and any increase will increase) the amount of Inventory set forth on the Draft Closing Balance Sheet and Final Closing Date Balance Sheet;

        (iii) the reserve for slow moving, excess or obsolete Inventory on the Draft Closing Balance Sheet and the Final Closing Date Balance Sheet shall be determined using the procedures set forth in
              Schedule 3.2;

        (iv)  all intracompany and intercompany transactions will be eliminated;

        (v) there shall be no adjustments or reserves for doubtful Accounts Receivables;

        (vi) the amount of "capitalized variances" (which does not include copper variances) shall not exceed the total of such items in the Reference Balance Sheet; and

        (vii) the parties acknowledge that no fixed asset register exists for the Business and, as a result, no specific review of fixed assets will be conducted; instead, fixed assets will be based on those reflected in the Reference Balance Sheet, adjusted only for new or disposed of assets (consistent with Vendor's prior practices) for purposes of adjusting the Reference Balance Sheet to the Final Closing
              Date Balance Sheet, and no effect shall be given to changes in depreciation.

(c) Purchaser will have sixty (60) days following receipt of the Draft Closing Balance Sheet from Vendor to dispute any matter in the Draft Closing Balance Sheet. If Purchaser believes adjustments are necessary to the Draft Closing Balance Sheet, Purchaser shall notify Vendor in writing of its proposed adjustments, including the amount, nature and basis for such adjustments ("Purchaser's Notice"). If no Purchaser's Notice is given within the said sixty (60) day period, the Draft Closing Balance Sheet as prepared by Vendor shall be final and binding on the Parties.

(d) Vendor shall have twenty (20) days following receipt of Purchaser's Notice to review the proposed adjustments to the Draft Closing Balance Sheet. Within such twenty (20) day period, Vendor shall notify in writing Purchaser of Vendor's position with respect to each of Purchaser's proposed adjustments ("Vendor's Notice"). If no Vendors' Notice is given within the twenty (20) day period, the Draft Closing Balance Sheet prepared by Vendor as adjusted by Purchaser's Notice shall be final and binding on the Parties.

(e) The Parties shall in good faith attempt to amicably resolve any dispute as to any matter which remain unresolved as to the Draft Closing Balance Sheet; if within thirty (30) days following the date of delivery of Vendor's Notice, the Parties cannot resolve their differences, Purchaser and Vendor shall jointly engage the Toronto office of PricewaterhouseCoopers, if such party declines the engagement, the Toronto office of such other accounting firm or office as the parties mutually agree (the "Accountant") to resolve any such differences. The Accountant shall be furnished with copies of the Draft Closing Balance Sheet, Vendor's Notice and Purchaser's Notice and any other explanatory materials any Party may wish to provide (as long as a Party delivers a copy of any such materials to the other Party concurrently with their delivery to the Accountant). The Accountant's review shall be limited to those accounting issues in dispute as set forth in the Purchaser's Notice and Vendor's Notice.

(f) Within forty-five (45) days from the date of its engagement, the Accountant shall furnish the Parties with its written determination regarding each unresolved adjustment of the Draft Closing Balance Sheet submitted to the Accountant.

(g) At the request of any Party, the Accountant may, at any time during the said forty-five (45) day review period, conduct in Toronto, Ontario, a hearing to afford the Parties an opportunity to explain their respective position on the disputed items. The Accountant, in reaching a decision, shall provide a written explanation of its conclusions to each Party, and its determination shall be conclusive and binding on each Party. The Parties agree to submit to the jurisdiction of any court of competent subject matter jurisdiction for the enforcement of such award or decision. The fees and expenses of the Accountant shall be borne equally by Vendor and Purchaser.

(h) Each Party will grant the other Party and the Accountant reasonable access to the records of the Business and any work papers, including auditor work papers, prepared with respect to the Draft Closing Balance Sheet for the purposes of this Section 3.2.

The "Final Closing Date Balance Sheet" shall mean the Draft Closing Balance Sheet once final and binding on the Parties pursuant to the provisions of this
Section 3.2.

3.3 Purchase Price Adjustment

        The Purchase Price will be adjusted as follows:

        (i) If the net book value of the Business on the Final Closing Date Balance Sheet (as adjusted to reflect the Estimated Net Asset Adjustment) exceeds the net book value of the Business on the Reference Balance Sheet, Purchaser will pay to Vendor an amount equal to such excess (plus interest thereon at the rate of the Thirteen-Week U.S. Treasury Bill Rate per annum ("Interest Rate") from the Closing Date) by wire transfer or delivery of other immediately available funds within three (3) business days after the date ("Adjustment Date") on which the Final Closing Date Balance Sheet becomes final and binding on the Parties.

        (ii) If the net book value of the Business on the Final Closing Date Balance Sheet (as adjusted to reflect the Estimated Net Asset Adjustment) is less than the net book value of the Business on the Reference Balance Sheet, Vendor shall pay to Purchaser an amount equal to such deficiency (plus interest thereon at the Interest Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three (3) business days after the Adjustment Date.

3.4 Payment and Satisfaction of the Purchase Price

        On Closing, Purchaser shall assume the Assumed Liabilities and shall direct the Escrow Agent to pay the amount of the Closing Cash Purchase Price by way of wire transfer of immediately available funds to an account designated in writing by Vendor not less than five (5) days prior to Closing.

3.5 Tax Elections / Allocation of Purchase Price

        The Parties shall agree to allocate the Purchase Price among the Purchased Assets as set forth in Schedule 3.5. The allocation of the Purchase Price shall be final and binding upon the Parties for all purposes, including, without limitation, the filing of all Tax or other returns and the preparation of all financial statements and other documents and records.

        The Parties shall make jointly the necessary elections and execute and file, within the prescribed delays, the prescribed election forms and any other documents required to give effect to the foregoing and shall also prepare and file all of their respective Tax returns in a manner consistent with such elections.

3.6 Transfer Taxes

        Purchaser shall be liable and shall pay all registration fees, license fees or other like charges (other than sales Taxes) properly payable upon and in connection with the sale, assignment, conveyance and transfer of the Purchased Assets from Vendor to Purchaser hereunder; Purchaser shall be liable for, and shall remit to Vendor for remittance to the appropriate Governmental Authority, all sales Taxes properly payable upon and in connection with such sale, assignment, conveyance and transfer.

3.7 Goods and Services Tax Election

        Vendor and Purchaser shall jointly execute an election under Section 167 of the Excise Tax Act (Canada) in the form prescribed for such purposes in order to minimize (or eliminate) any Goods and Services Tax ("GST"). Purchaser will file the election form referred to above with the Canada Customs and Revenue Agency ("CCRA") within the delay prescribed by the Excise Tax Act (Canada).

        Notwithstanding such election, in the event it is determined by CCRA that there is a liability of Purchaser to pay, or of Vendor to collect and remit, the GST on all or part of the Purchased Assets, such GST shall be forthwith paid by Purchaser to CCRA, or to Vendor, as the case may be, and Purchaser shall indemnify and save Vendor harmless with respect to any such GST, as well as any interest and penalties relating thereto. The obligation of indemnification set forth in this Section 3.7 shall survive the completion of the transactions contemplated in this Agreement and, notwithstanding any other provision of this Agreement, shall be of unlimited duration.

3.8 Accounts Receivable and Pre-Paid Expenses Elections

        Purchaser and Vendor agree to elect jointly in the prescribed form under Sections 22 and 20(24)of the Income Tax Act (Canada) respectively as to the sale of the Accounts Receivable and of the Pre-Paid Expenses and to designate in such elections an amount equal to the portion of the Purchase Price allocated to Accounts Receivable and to Pre-Paid Expenses pursuant to Section 3.5.

3.9 Inventory Resale Certificates

        At Closing, Purchaser shall execute and deliver to Vendor purchase exemption certificates for all Inventory sold to the Purchaser pursuant to the terms of this Agreement.

3.10 Certain Inventory

        Schedule 3.10 lists certain Inventory that constitutes part of the Purchased Assets ("Identified Cables"). If Purchaser sells any of the Identified Cables within one year after the Closing Date, Purchaser will pay Vendor 75% of the lesser of (i) the Adjusted Standard Value of the item (as noted in Schedule 3.10) or (ii) the sales price Purchaser receives for the item. If Purchaser sells any Identified Cables during the second year after the Closing Date, Purchaser will pay Vendor 40% of the lesser of (i) the Adjusted Standard Value of the item or (ii) the sales price Purchaser received for the item. Purchaser will use reasonable commercial efforts to sell such inventory in the ordinary course of business. Purchaser will have no obligation to Vendor for any sale or other disposition of any Identified Cables that occurs two years after the Closing Date. Vendor will reimburse Purchaser the transportation cost Purchaser incurs in moving any of the Identified Cable to another facility used by Purchaser or its Affiliates during the two-year period after the Closing; provided that Vendor may decline to pay for such shipping, in which case Purchaser will either (i) scrap such Inventory with Purchaser keeping the scrap proceeds (in such event this Section 3.10 shall end) or (ii) pay for such shipping itself (in such event this Section 3.10 shall continue until two years after the Closing Date). However, if sub-part (ii) of the preceding sentence applies, any amounts payable to Vendor in the first or second years shall be reduced by the transportation costs Purchaser incurs in moving the Identified Cables. Purchaser will provide Vendor with fifteen (15) days prior notice of its intent to move any Identified Cables and the cost of such move.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

4.1  Representations and Warranties of Vendor

         Vendor represents and warrants to Purchaser as follows as of the date of this Agreement and as of the Closing Date and acknowledges that Purchaser is relying upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Assets and that Purchaser would not have entered into this Agreement without such representations and warranties:

(a)      Due Incorporation.  Each of the Vendor and the U. S. Affiliate:

         (i) is duly amalgamated, existing and in good standing under the Laws of Canada and Delaware, respectively; and

         (ii) has all necessary corporate power and authority to own, lease and operate the Purchased Assets and to conduct the Business as and in the places where such Purchased Assets are now owned, leased or operated or such Business is now conducted.

(b) Due Authorization. The Vendor has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by the Vendor and its performance of its obligations hereunder have been duly authorized by all necessary action on its part. Such execution and performance by Vendor does not require any action or consent of, any registration with, or notification to, any Person, or any action or consent under any Laws to which Vendor or the U.S. Affiliate is subject, other than consents under Contracts as set forth in Schedule 4.1(d)(ii) and consents required to be obtained from Governmental Authorities for the transfer or reissuance of the Licenses (other than Non-Transferable Licenses) to Purchaser as set forth in Schedule 4.1(d)(iii). Because the U.S. Affiliate is not a signatory to this Agreement, Vendor shall cause the U.S. Affiliate to take all necessary action in order to complete and perform all of the transactions contemplated by this Agreement (or any ancillary agreement referred to in this Agreement).

(c) Enforceability. This Agreement will constitute upon execution a legal, valid and binding obligation of Vendor enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting the enforcement of creditors rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d) No Conflict. The execution of this Agreement, the consummation of the transactions contemplated herein and the performance by the Vendor of its obligations hereunder do not:

         (i) violate, contravene or breach, or constitute a default under, the constating instruments or by-laws of Vendor and U.S. Affiliate;

         (ii) except as disclosed in Schedule 4.1(d)(ii) with respect to the consummation of the transactions contemplated by this Agreement, result in the breach or violation of, or conflict with, or allow any other Person to exercise any rights under, any Contracts;

         (iii) except as disclosed in Schedule 4.1(d)(iii) with respect to the consummation of the transactions contemplated by this Agreement, result in a breach of, or cause the termination or revocation of, any License (other than Non-Transferable Licenses);

         (iv) result in, or require the creation of any Lien upon any of the Purchased Assets or the Business; or

         (v)    violate, contravene or breach any Laws.

(e) No Options. There is no agreement (other than this Agreement) which grants to any Person the right to purchase or otherwise acquire any Purchased Assets.

(f) Books and Records. The Books and Records have been maintained in accordance with sound business practices and fairly and accurately present in all material respects (i) the financial position of the Business, and (ii) all transactions of the Business, for the periods therein indicated.

(g) Financial Statements. The Financial Statements are management extracts prepared in good faith based on Vendor's financial Books and Records which Books and Records have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the net assets of the Business at the date specified and the revenues, expenses and direct costs for the Business for the periods specified, provided that accruals for certain pension and post-retirement obligations referenced in the Towers Perrin reports dated July 8, 2002 (copies of which have been submitted to Purchaser) are not reflected in the Financial Statements.

(h) Title to Property. Vendor and the U.S. Affiliate are together the owner of, and shall at Closing transfer to Purchaser good and valid title to, all of the Purchased Assets free and clear of any and all Liens other than Permitted Liens. Schedule 4.1(h) is a list of the Equipment included in the Purchased Assets owned by the US Affiliate.

(i) Accounts Receivable. All Accounts Receivable are actual and bona fide accounts receivable of Vendor or the U.S. Affiliate resulting from the ordinary conduct of the Business. No representation or warranty is given by Vendor hereunder as to the collectibility of the Accounts Receivable, subject to the agreement of the Parties relating generally to Accounts Receivable set forth at Section 2.7.

(j) Condition of Assets. All of the Inventory, Equipment and Rolling Stock (the "Tangible Assets") is being sold on an "as is - where is" basis. Purchaser acknowledges and agrees that there is no representation, warranty or condition, whether contractual or legal, either express or implied by Vendor or construed by Purchaser, as to the condition or quality of such Tangible Assets (other than the representation given at Section 4.1(h) and other than in respect of the Inventory which is, subject to reserves as set forth in the Reference Balance Sheet and on the Final Closing Balance Sheet, good and saleable in the ordinary course of business, provided that this representation and warranty shall only relate to quantity not to demand for the Inventory or market conditions). It is understood that the Purchaser shall have no claim for any breach of the preceding sentence with respect to inventory to the extent that the Purchaser's claim was addressed by any adjustment of inventory in connection with preparing the Final Closing Date Balance Sheet pursuant to Article 2. The Tangible Assets, material to the Business, are in working condition, subject to ordinary wear and tear.

                  The Purchased Assets include all assets that are used or held for use by Vendor or the U.S. Affiliate primarily in the operation or conduct of the Business, and are sufficient for the continuing manufacturing operations of the Business immediately following the Closing in substantially the same manner as currently conducted as and from the Kingston Property and the Memphis Property. In the event this Section is breached because Vendor has in good faith failed to identify and transfer any assets or properties, such breach shall be deemed cured if Vendor promptly transfers such properties or assets (or substantially equivalent property or assets) to Purchaser at no additional cost to Purchaser. During the past twelve (12) months, neither Vendor nor U.S. Affiliate has transferred any material assets out of the Kingston Property or Memphis Property other than those transfers and sales of Inventory and sales of obsolete or surplus Equipment to third parties in the ordinary course.

(k) Location; Place of Business. Vendor and the U.S. Affiliate do not hold, directly or indirectly, any of the Purchased Assets anywhere other than at the Kingston Property and the Memphis Property, except for Inventory in transit, Inventory on consignment with third parties and Rolling Stock used in the transportation of Inventory in transit. Schedule 4.1(k) lists the locations of any Inventory on consignment.

(l) Intellectual Property Rights. Schedule 4.1(l) sets forth a list of all pending patent applications and registered patents, trademark registrations and applications and copyright registrations and applications forming part of the Purchased Assets. Schedule 4.1(l) sets forth all intellectual property license agreements, nondisclosure agreements and other written agreements with respect to any Intellectual Property Rights forming part of the Purchased Assets, entered into by Vendor or its Affiliates which are material to the operations of the Business. Except as set forth in Schedule 4.1(l), to the knowledge of Vendor, Vendor is not, in connection with the Business, operating under any obligation to pay royalties under any license for intellectual property or technical information agreement relating to the Business nor is Vendor committed to enter into any such obligation. Except as set forth in Schedule 4.1(l), neither Vendor nor any of its Affiliates have licensed any Intellectual Property Rights of the Business to any third party other than trademark licenses entered into in the ordinary course in connection with ordinary marketing activity; such licenses will automatically terminate should the Vendor cease selling to such customers and upon the customer exhausting the inventory of Vendor's products. Except as set forth in Schedule 4.1(l), to the knowledge of the Vendor, none of the products manufactured or sold by the Business or any of the processes used in the Business, infringes or misappropriates the intellectual property rights of any Person. Except as set forth on Schedule 4.1(l), no action, suit or claim by any third party contesting the validity, enforceability, ownership or use of any Intellectual Property Rights of the Business has been made in the past three (3) years, is currently outstanding or, to knowledge of the Vendor, has been threatened in writing.

(m) Litigation. Except as disclosed in Schedule 4.1(m), there are (i) no actions, claims, investigations, arbitrations and other proceedings pending, or to the knowledge of Vendor, threatened against, with respect to, or affecting in any manner, Vendor or any of its Affiliates in connection with the Business or the Purchased Assets and which, if found against Vendor or any of its Affiliates, would have or could reasonably be expected to have a material adverse effect on Vendor, the Business, its results or financial condition, (including its relationship with Bell Canada) or the Purchased Assets (a "Material Adverse Effect"); (ii) no outstanding judgments, orders decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting the Business or any of the Purchased Assets which would have or could reasonably be expected to have a Material Adverse Effect.

(n) Material Contracts. Schedule 4.1(n) sets forth (a) all contracts and other agreements of the Business to which the Vendor is a party, the performance of which (i) involve obligations of the Vendor in excess of U.S. $25,000 (excluding current ordinary course purchase orders) or
         (ii) involve obligations of the Vendor in any one year in excess of U.S. $100,000 or (iii) involve purchase orders in respect of which the customer has paid a deposit or made a pre-payment (other than those reflected on the Final Closing Balance Sheet) and (b) a list of outstanding purchase orders and sales orders committing the Business for a term in excess of three (3) months (collectively, the "Material Contracts"). Except as set forth in Schedule 4.1(n), to the knowledge of the Vendor, (a) no third party is in breach of any Material Contract or has repudiated any provision of any Material Contract and (b) no event, condition or occurrence has occurred which with notice, lapse of time or both would constitute a breach or default or permit termination, modification or acceleration of any Material Contract, except where any such breach, default, modification, termination or acceleration would not have (or could not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 4.1(n), the Vendor has not received any written notice of any cancellation or intention to cancel or not to renew or extend any Material Contract with (a) any customer which individually or together with other customers related to it, accounted for more than five percent (5%) of the aggregate gross sales of the Business for the fiscal year ending on July 31, 2001 or (b) any supplier which accounted for more than five percent (5%) of the aggregate supplies or equipment purchased for the Business for the fiscal year ending July 31, 2002.

(o) Licenses. To its knowledge, Vendor has, and is in full compliance with and entitled to all of the benefits under, all Licenses (other than Non-Transferable Licenses) other than Licenses providing for license fees not exceeding U.S. $10,000 individually or U.S. $50,000 in the aggregate in any one year. Vendor has not received written notice of any event, inquiry, investigation or proceeding threatening the validity of any such Licenses (other than the Non-Transferable Licenses).

         To the knowledge of Vendor, no fact, condition or circumstance has occurred to create, and the execution of this Agreement and its performance shall not create, any right to terminate, cancel, modify, amend, revoke or expire any License (other than the Non-Transferable Licenses), except that Vendor will seek from the appropriate Governmental Authorities consents to transfer or reissue the Licenses (other than the Non-Transferable Licenses) to Purchaser in accordance with Section2.4.

(p) Benefit Plans. Except as set forth in Schedule 4.1(p), Vendor, in connection with the Business, is not a party to any pension, retirement, post-retirement, bonus, profit sharing, incentive, stock purchase, stock option, stock appreciation, severance, change-of-control, savings, thrift, insurance, medical, hospitalization, disability, death or other similar plan, program, or practice providing director, officer or employee benefits (all of such plans, programs or practices of Vendor, whether or not so scheduled, collectively being the "Benefit Plans"). Vendor has made available to Purchaser full, true and complete copies of each Benefit Plan.

         With respect to each Benefit Plan, the Vendor has, to its knowledge, complied in all material respect with all applicable Laws governing such Benefit Plans and each Benefit Plan has at all times been properly administered in all material respects in accordance with its terms. Except as set forth in Schedule 4.1(p), there are no material defaults or violations by Vendor in connection with the Business of any obligation required to be performed by it in connection with any Benefit Plan. There are no actions, claims, investigations, lawsuits, arbitrations or other proceedings which are pending or, to the knowledge of Vendor, threatened with respect to the Benefit Plans (other than routine claims for benefits or in respect of Benefit Plans administered by a union or other entity unrelated to Vendor not exceeding in the aggregate CDN $75,000) against Vendor in connection with the Business, the funding agent or the fund of such Benefit Plan.

(q) Environmental Matters. Except as set forth in Schedule 4.1(q), to the knowledge of Vendor, Vendor and the U.S Affiliate have at all times conducted, and are continuing to conduct, the Business in material compliance with all Environmental Laws, and the conduct thereof is not in material violation of any Environmental Laws. Except as set forth in
         Schedule 4.1(q), to the knowledge of Vendor, Vendor and the U.S Affiliate have obtained all material Environmental Permits which are required under Environmental Laws for the conduct of the Business and the Business has been operated in material compliance with all such Environmental Permits; all such Environmental Permits are valid, in full force and effect.

                  Except as disclosed at Schedule 4.1(q), to the knowledge of Vendor, for a period of three (3) years prior to the date hereof, no material written notice, citation, summons or order has been issued, no material written complaint has been filed, no material written penalty has been assessed and no material environmental investigation or review has been commenced by any Governmental Authority with respect to (i) any alleged material violation pursuant to any Environmental Laws in the conduct of the Business; or (ii) any material alleged failure to have any applicable Environmental Permits required under any Environmental Laws in connection with the conduct of the Business; or (iii) any material alleged violation to comply with any Environmental Permits

(r) Compliance with Laws. The Vendor has complied with all Laws applicable to the Business or the Purchased Assets, except where the failure to so comply would not have (and could not reasonably be expected to have) a Material Adverse Effect. Except as set forth in Schedule 4.1(r), Vendor holds all permits and licenses from government entities which are necessary to operate the Business as presently conducted.

(s) No Unusual Transactions. Except as set forth in Schedule 4.1(s), since April 30, 2002, Vendor and the U.S. Affiliate have conducted the Business in the ordinary course on a basis consistent with past practice and, without limiting the generality of the foregoing, have not:

         (i) ceased to operate the properties of the Business and to carry on the Business as heretofore carried on nor has Vendor or the U.S Affiliate in connection with the Business failed to maintain all of its properties, rights and assets consistently with past practices;

         (ii) made any material change in the rate or form of compensation or remuneration payable or to become payable to any of the Employees, other than in the ordinary course of the Business consistent with past practices;

         (iii) granted to any customer of the Business any special allowance or discount, or materially changed its pricing, credit or payment policies, except changes to remain competitive with pricing or terms of competitors of the Business;

         (iv) suffered any loss, destruction or damage of the Purchased Assets in excess of $75,000, individually or in the aggregate, in connection with the Business whether or not covered by insurance;

         (v) suffered any material cessation or interruption of services in connection with the Business;

        (vi) materially modified or changed the business organization of the Business or its relationship with its suppliers, customers and others having business relations with it in connection with the Business;

        (vii) authorized, agreed or otherwise committed to any of the foregoing;

        (viii) has not sold, leased, transferred or otherwise disposed of any properties or assets relating to the Business other than for fair consideration in the ordinary course of business consistent with past practice;

        (ix) has not made any loan to, or entered into any other transaction with, any of its Employees;

        (x) has not, in connection with the Business, entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such agreement, nor has it adopted, amended, or terminated any Benefit Plan; or

        (xi) has not delayed the payment of Accounts Payable for more than 15 days from the due date, other than those being disputed in good faith.

(t) Commitments. Except as set forth in Schedule 4.1(t), the Vendor does not have in connection with the Business any outstanding purchase commitment, any payment obligation for capital expenditures or any lease commitment in excess of CDN $20,000, individually or in the aggregate.

(u) Insurance. The Purchased Assets are adequately insured under umbrella insurance policies of Affiliates of Vendor, which policies are in full force and effect.

(v) Product Warranty. Schedule 4.1(v) sets forth all warranty claims made in respect to all products sold by the Business during the two (2) years preceding the Closing Date which had a remedy other than the replacement of immaterial amounts of wire or cable products.

(w)     Employee Relations.

        (i) Schedule 4.1(w)(i) is an accurate and complete list of Employees in the Business as of October 21, 2002, setting forth: (a) the position and salary/rate of pay currently paid to each Employee;
                (b) the payroll location of each Employee; (c) in respect of union Employees, the bargaining unit and seniority date; and in respect of non-union Employees, the service date; and (d) where applicable, in respect of union Employees, whether the Employee is on a recall list.

        (ii) Schedule 4.1(w)(ii) is a complete and accurate list of all collective bargaining agreements to which the Vendor is a party in connection with the Business.

        (iii) Except as set forth in Schedule 4.1(w)(iii), there has not been for a period of eighteen (18) months prior to the date hereof, nor is there existent or threatened any strike, slowdown, picketing, work stoppage or labour dispute (including applications for certification, voluntary recognition or proceedings before a labour relations tribunal) in connection with the Business.

        (iv) Except as set forth in Schedule 4.1(w)(iv), Vendor has, to its knowledge, complied in all material respects with all collective bargaining agreements relating to the Business. Apart from the grievances listed in Schedule 4.1(w)(iv)(1) attached hereto, the Vendor has not received written notice of any grievances having been filed under such collective bargaining agreements during the past eighteen (18) months.

        (v) Except as set forth in Schedule 4.1(w)(v), Vendor has, to its knowledge, complied in all material respects with its contracts of employment with non-union Employees. Except as set forth in
                Schedule 4.1(w)(v), the Vendor has not received written notice of any claim relating to employment matters made by any non-union Employee. Except as set forth in sub-part C)(2)
                Schedule 4.1(w)(v), there are no Employees who are entitled to a specified notice of termination or fixed term of employment or who cannot be dismissed upon such notice as is required by Law subject to severance described in sub-part C)(2) of Schedule 4.1(w)(v).

        (vi) Except as set forth in Schedule 4.1(w)(vi), to its knowledge, Vendor is, in connection with the Business, in compliance in all material respects with all labour and employment Laws.

        (vii) Except as set forth in Schedule 4.1(w)(vii), Vendor has not been given a written resignation by any non-unionized Employee in the period of six (6) months prior to the date hereof.

        (viii) Schedule 4.1(w)(viii) lists all Employees currently in receipt of (i) long-term disability ("LTD") benefits; and (ii) short-term disability ("STD") benefits; and (iii) workers' compensation benefits.

        (ix) Except as set forth in Schedule 4.1(w)(ix), attached hereto, there are no Employees currently on pregnancy or parental leave, or any other leave of absence.

        (x) Except as set forth in Schedule 4.1(w)(x), to the knowledge of the Vendor, there are no changes contemplated by Vendor in Employees' wages, benefits or other remuneration, save and except for changes, commitments and agreements that may from time to time be made in the ordinary course of business, or as made by Vendor pursuant to the collective bargaining agreements set out in Schedule 4.1(w)(ii).

        (xi) Except as set forth in Schedule 4.1(w)(xi)(i) there are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing to the Workers' Compensation Board of Ontario ("WCB"),in respect of the Business or the Employees; (ii) Vendor has no knowledge of any audit of the Business currently being performed by the WCB and (iii) there are no workers' compensation appeals pending before the WCB or any similar body involving the Business and any Employee.

        (xii) Except as set forth in Schedule 4.1(w)(iii), Schedule 4.1(w)(iv), Schedule 4.1(w)(v) or Schedule 4.1(w)(xii), there are no outstanding written complaints, actions, suits, claims, governmental investigations or other legal administrative proceedings by or with respect to the Employees of the Business nor is Vendor aware of any written expression of intent by any Employee, collective bargaining agent or governmental agency to bring any such complaint, action, suit or claim.

(x) Vendors Policies: Bonuses. Schedule 4.1(x) lists the bonuses and cash incentives (other than immaterial performance bonuses, i.e., less than $500 individually or $10,000 in the aggregate) paid to Employees during the past two (2) fiscal years of the Business. All material written documents setting forth Vendor's policies concerning severance, termination and employee benefits in connection with the Business have been delivered or made available to Purchaser; or where such policies are not in writing, a written summary of such policies is set forth on
        Schedule 4.1(x) part B.

(y) Inventory. Except as set forth on Schedule 4.1(y), the inventory of the Business as at April 30, 2002 was, and the inventory of the Business on the date hereof has been, and on the Closing Date will have been, manufactured or acquired in the ordinary course of business. Such inventory has been valued on the balance sheet included in the Financial Statements and on the Reference Balance Sheet on a basis consistent with the prior twelve (12) months (with the only adjustment for carrying value for copper price movements).

(z) Corporate Assistance. Schedule 4.1(z) describes all of the material services and support currently provided by Vendor to the Business.

(aa) Resident. Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(bb)    Sales Tax Registrations. Vendor is a registrant within the meaning of
        Part IX of the Excise Tax Act (Canada) and its registration number is as follows:

                         Federal     -      890760457

(cc) No Broker. Other than UBS Warburg LLC, none of Vendor or any of its directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby.

(dd) Tax Matters. Except as set forth on Schedule 4.1(z), Vendor has complied in all material respects with all Tax Laws with respect to the Business. Vendor is registered for purposes of the GST/PST Legislation and represents that the Purchased Assets form a business that it carried on prior to the Closing.

(ee) No Other Representation. The representations and warranties of Vendor contained in this Section 4.1 and in any certificate or other document delivered or given in connection with the Closing pursuant to this Agreement are the only representations and warranties made by Vendor or any of its Affiliates in connection with the transactions contemplated herein and, for greater certainty and without limiting the generality of the foregoing, no other representation, warranty or condition, whether contractual or legal, either express or implied by Vendor or any of its Affiliates, officers, directors, employees, agents, brokers, investment bankers or other representatives or advisors or construed by Purchaser, is made in connection with, arising out of or relating to the transactions contemplated by this Agreement or the due diligence investigations of Purchaser in connection therewith. The representations and warranties set forth herein are limited solely to the operations of the Business at the Kingston Property and Memphis Property as currently conducted.

4.2 Representations and Warranties of Purchaser

        Purchaser represents and warrants to Vendor as follows as of the date of this Agreement and as of the Closing and acknowledges that Vendor is relying upon such representations and warranties in connection with the sale by Vendor of the Purchased Assets and that Vendor would not have entered into this Agreement without such representations and warranties:

(a) Due Incorporation. Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the necessary corporate power to own or lease its properties and to carry on its business as such business is presently conducted.

(b) Due Authorization. Purchaser has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on its part. Such execution and performance by Purchaser do not require any action or consent of, any registration with, or notification to, any Person, or any action or consent under any Laws to which Purchaser is subject.

(c) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement and similar Laws affecting the enforcement of creditors rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d) No Conflict. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by Purchaser of its obligations hereunder and the compliance by Purchaser with this Agreement do not violate, contravene or breach, or constitute a default under, the constating instruments or by-laws of Purchaser, or any contracts or instruments to which Purchaser is a party.

(e) Sales Tax Registrations. Belden Canada is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and its registration number is as follows:

                         Federal      -     891301988RT0001

(f) No Broker. Neither Purchaser nor any of its shareholders, directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby.

(g) Sufficient Funds. Purchaser has sufficient funds available to pay the Closing Cash Purchase Price and the Holdback Amounts and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and the borrowing or use of such funds for the purposes contemplated by this Agreement are not subject to any restriction or consent from any Person.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

5.1 Joint Covenants

(a) General. Each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request to give full effect to the provisions of this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article X below).

(b) Litigation Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) transactions contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event incident, action, failure to act, or transaction involving the Business in respect of any period on or prior to the Closing Date, in each case other than to the extent the Parties are adverse, the other Party shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with such defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article
        X).

                                   ARTICLE VI
                               COVENANTS OF VENDOR

6.1 Conduct of Business

        Vendor shall, and shall cause the U.S. Affiliate to, in connection with the Business from the date hereof up to the Closing Date, conduct its business in the ordinary course and in a manner consistent with past practices and, without limiting the generality of the foregoing, neither Vendor nor the U.S. Affiliate shall, without the prior written consent of Purchaser:

(a) cease to carry on the Business as heretofore carried on or fail to maintain all of the properties, rights and assets of the Business consistently with past practices, or fail to do any and all things reasonably necessary and within its power to retain and preserve the goodwill of the Business;

(b) sell or otherwise in any way alienate or dispose of any material assets in connection with the Business, other than for fair consideration in the ordinary course of the Business;

(c) make any material change in the rate or form of compensation or remuneration payable to or to become payable to any of the Employees or in the Benefit Plans, or make or terminate any Benefit Plan, other than in the ordinary course of the Business consistent with past practice; or make any transfer of employees to or from the Business;

(d) grant to any customer of the Business, or offer to any prospective customer of the Business, any special allowance or discount, or materially change its pricing, credit or payment policies in connection with the Business, other than in the ordinary course of business consistent with past practice and except for changes to remain competitive with pricing or terms of competitors of the Business;

(e) materially modify or change the business organization of the Business or its relationship with its suppliers, customers and others having business relations with it in connection with the Business; and

(f)     authorize, agree or otherwise commit to any of the foregoing.

               In addition, and without limiting the generality of the foregoing, from the date hereof up to the Closing Date, Vendor shall, and shall cause the U.S. Affiliate to, in connection with the Business:

(g) comply with all Laws and duly and punctually file all reports and returns required to be filed by it pursuant to any Laws or Benefit Plans;

(h) maintain in full force and effect insurance policies on all of the properties of the Business providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its insurance policies in effect on the date hereof; and

(i) maintain and keep its properties and the Equipment and Rolling Stock in substantially the same condition and working order that they are in as at the date hereof, except for ordinary wear and tear.

6.2 Notification

        From the date hereof up to the Closing Date, Vendor will promptly notify Purchaser in writing if Vendor becomes aware of any fact or condition that causes or constitutes a breach of any of Vendor's representations and warranties as of the date of this Agreement. During the same period, Vendor will promptly notify Purchaser in writing of the occurrence of any breach of any covenant of Vendor in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible. From the date hereof up to the Closing, Vendor shall consult with Purchaser from time to time on material business matters and obtain Purchaser's consent before undertaking any matter, or entering into any commitment, outside the ordinary course of business consistent with past practice.

         Vendor shall have the right to deliver to Purchaser, at least three (3) business days prior to the Closing Date (or if the event giving rise to such disclosure occurs thereafter as promptly as practical after the event and prior to Closing), updated Schedules to the representations and warranties set forth in Section 4.1, to reflect any matters which have occurred after the date of this Agreement, which, if existing on the date of this Agreement, would have resulted in a disclosure with regard to such representation and warranty. Such updated Schedules shall state that they are being delivered pursuant to this
Section 6.2. If any such matter (other than with respect to the parts of Section 4 noted below), individually or together with other matters included in such updated Schedules (other than with respect to the parts of Section 4 noted below) has or could reasonably be expected to have a Material Adverse Effect, the Purchaser may terminate this Agreement by written notice to the Vendor prior to the Closing:

         the last sentence of the first paragraph of Section 4.1(j); the last sentence of Section 4.1(n); Section 4.1(v); Section 4.1(w)(iii); the last sentence of Section 4.1(w)(iv); Section 4.1(w)(vii); Section 4.1(w)(viii); Section 4.1(w)(ix); Section 4.1(w)(xi) and Section 4.1(w)(xii).

6.3  Access

         Vendor shall give to Purchaser and its officers, employees, accountants, counsel and other representatives reasonable access during Vendor's normal business hours throughout the period prior to the Closing to Drew Barss and his managers of the Business with respect to Sales and Marketing, Finance and IT, Human Resources, and Operations and to Vendor's properties, books, contracts, commitments, reports of examination and records (excluding confidential portions of personnel and medical records) directly relating to the Business or the Purchased Assets (but excluding the Excluded Assets and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third party confidentiality obligations). Vendor shall use commercially reasonable efforts to assist Purchaser in making such investigation and shall cause its counsel, accountants, consultants and other non-employee representatives to be reasonably available to Purchaser for such purposes; it being understood that Purchaser shall reimburse Vendor promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Vendor in complying with any such request by or on behalf of Purchaser.

6.4  Closing

         If each condition set forth at Section 9.2 is (i) performed or complied with, or (ii) waived by Vendor and if the Agreement is not terminated in accordance with Section 9.1, Vendor shall on the Closing Date at the place of
Closing:

(a) take all actions required to permit the Purchased Assets to be duly and validly transferred to, and registered in the name of, Purchaser;

(b) execute and deliver to Purchaser a certificate to the effect that each of Vendor's representations and warranties in this Agreement is true and correct in all material respects (or with respect to any representation or warranty that is qualified by "material" or "Material Adverse Effect", is true and correct in all respects) as of the Closing Date as if made on the Closing Date and that Vendor has complied with each of its covenants in this Agreement. The representations and warranties of Vendor made as of the Closing Date in Vendor's certificate shall be deemed made as of the Closing Date with the same effect as the representations and warranties made by Vendor herein;

(c) deliver to Purchaser certified copies of resolutions of the board of directors of Vendor and the U.S. Affiliate (in form and substance satisfactory to Purchaser's legal counsel, acting reasonably) authorizing and approving the sale, assignment and transfer of the Purchased Assets from Vendor and the U.S. Affiliate to Purchaser;

(d) execute and deliver to Purchaser the Kingston Lease in the form of Exhibit "A";

(e)      [Reserved];

(f) execute and deliver to Purchaser the Interim Trademark License Agreement substantially in the form of Exhibit "C";

(g) execute and deliver to Purchaser the Patent License Agreement substantially in the form of Exhibit "D";

(h) execute and deliver to Purchaser the Pension and Benefits Agreement in the form of Exhibit "E"; and

(i)      [Reserved];

(j) execute and deliver to Purchaser the Transition Services Agreement in the form of Exhibit "G".

6.5  Non-Competition

         From the Closing Date and for a period of four (4) years thereafter, Vendor shall not (nor shall Vendor cause or permit any of its Affiliates to), on its own behalf or on behalf of or in connection with any Person, directly or indirectly, in any capacity whatsoever, by and through any Person or otherwise, manufacture or sell any of the products listed in Part I of Schedule 6.5 ("Outside Plant Products") in the United States or Canada, subject to the exceptions set forth in such Schedule.

         From the Closing Date and for a period of two years and six month thereafter, Vendor shall not (nor shall Vendor cause or permit any of its Affiliates to), on its own behalf or on behalf of or in connection with any Person, directly or indirectly, in any capacity whatsoever, by and through any Person or otherwise, manufacture or sell any of the products listed in Part II of

Schedule 6.5 ("Central Office Products") in Canada, subject to the exceptions set forth in such Schedule.

         Nothing in this Section shall prevent Vendor from acquiring, directly or indirectly, shares in or the assets of any company the ownership of which violates the provisions of the preceding two paragraphs of this Section 6.5 ("Competing Business"), if the Vendor shall cease to carry on or have such interest in the Competing Business or the company carrying on the same within six months from completion of the relevant acquisition. But the Vendor shall not be obligated to cease to carry on the Competing Business or to dispose of such business or such interest within six months as so provided if such Competing Business or interest therein is acquired by the Vendor as part of a larger acquisition and the value properly attributable to the Competing Business did not at the date of acquisition amount to more than 15% of the value of such larger acquisition taken as a whole. Vendor shall give Purchaser the opportunity to acquire any Competing Business before offering to sell such business to another party or parties.

6.6  Confidentiality

         Vendor and its Affiliates will treat and hold as such all confidential information relating to the Business, refrain from using any of such confidential information except in connection with this Agreement and deliver promptly to the Purchaser or destroy, at the request of the Purchaser, all tangible embodiments (and all copies) of such confidential information which are in its possession. As used in the preceding sentence, "confidential information relating to the Business" shall mean know-how, trade secrets, customer and supplier lists, marketing plans and strategies, designs, pricing and cost information, drawings, technical information and other proprietary information relating exclusively to the Business but shall not include information that (i) is publicly known (other than as a result of Vendor's disclosure in violation of this Agreement), or (ii) is disclosed to Vendor by a third party that is not under any duty of confidentiality to Purchaser. In the event any Vendor is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any confidential information, the Vendor will notify the Purchaser promptly of such request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this provision. If, in the absence of a protective order or the receipt of a waiver under this provision, the Vendor is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, the Vendor may disclose the confidential information to the tribunal. However, the Vendor shall use its reasonable efforts to obtain, at reasonable request and expense of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the Purchaser shall designate. The parties acknowledge that Affiliates of the Vendor manufacture and sell products of the type other than as described on Schedule 6.5 and that the provisions of this Section 6.6 shall not limit or restrict the Vendor's Affiliates' ability to use any information that it may have in connection with any future manufacture or sale of such products.

6.7 Portfolio Exception

         Vendor shall not be in default under Section 6.5 by virtue of its holding as passive investor only of not more than five percent (5%) (including shares held by any Persons acting jointly or in concert with Vendor) of the issued and outstanding shares of a corporation, the shares of which are listed on a recognized stock exchange.

6.8 Environmental

         Vendor will furnish written evidence reasonably satisfactory to Purchaser of its filing (a) a NPRI (national Pollutant Release Inventory) for 2001; (b) a 127/01 air emission report; and (c) waste audits and work plans (also referred to as a "3R" report). Vendor agrees to use its best efforts to complete such matters within sixty (60) days following the Closing. Vendor will provide Purchaser with any environmental reports or data that result from environmental studies either Vendor or Nortel conduct during the period Purchaser is operating at the Kingston Property. Purchaser shall keep such information confidential.

6.9 Other Matters

         Purchaser shall promptly reimburse Vendor for the severance cost Vendor incurs in terminating any of the U.S. sales employees identified on Part C of
Schedule 4.1(w)(i) provided that Purchaser's obligation shall not extend to any severance costs in excess of Vendor's policy for U.S. employees as set out below (which policy Vendor shall follow in connection with any such terminations):

            Annual Salary                       Severance
            -------------                       ---------

         .  Less or equal to $40,000            1 week per full year of service
         .  Greater than $40,000 but            2 weeks per full year of service
            Less than $120,000
         .  Greater than $120,000               3 weeks per full year of service

         .  Maximum Severance: 26 weeks
         .  Minimum Severance: 4 Weeks
         .  Pay unused vacation entitlement
         . Maintain medical coverage during severance period at full cost . Allow use of leased vehicle if assigned

Neither Vendor nor its Affiliates will use the NORCOM mark or any confusingly similar mark without Purchaser's consent. But Purchaser acknowledges that Vendor will continue to use the "NOR" prefix with other names and Vendor will have the right to sell its existing supply of coaxial cable, bearing the NORCOM mark.

6.10  Severance Reimbursement

         Upon demand, and provided Purchaser furnishes to Vendor reasonable information evidencing such payments, Vendor will reimburse Purchaser the cost of severance Purchaser pays to (i) any Employee who, as of the Closing, is on short-term disability and (ii) any employee of the Business, who was on long-term disability as of the Closing and who by operation of law or the Collective Agreements, returns to work with the Business after the Closing.

                                  ARTICLE VII
                             COVENANTS OF PURCHASER

7.1   Closing

         If each condition set forth at Section 9.1 is (i) performed or complied with, or (ii) waived by Purchaser, and if this Agreement is not terminated in accordance with Section 9.2, then Purchaser shall on the Closing Date:

(a) execute and deliver to Vendor a certificate to the effect that each of Purchaser's representations and warranties in this Agreement is true and correct in all respects (or with respect to any representation or warranty that is qualified by "material" or "Material Adverse Effect", is true and correct in all respects) as of the Closing Date as if made on the Closing Date and that Purchaser has complied with each of its covenants in this Agreement. The representations and warranties of Purchaser made as of the Closing Date in Purchaser's certificate shall be deemed made as of the Closing Date with the same effect as the representations and warranties made by Purchaser herein;

(b) execute and deliver to Vendor an assumption agreement in form reasonably satisfactory to the Parties evidencing the assumption by Purchaser of the Assumed Liabilities;

(c)      execute and deliver to Vendor the Kingston Lease in the form of Exhibit
         "A";

(d)      [Reserved]

(e) execute and deliver to Vendor the Interim Trademark License Agreement substantially in the form of Exhibit "C";

(f) execute and deliver to Vendor the Patent License Agreement substantially in the form of Exhibit "D";

(g) execute and deliver to Vendor the Pension and Benefits Agreement in the form of Exhibit "E"; and

(h)      [Reserved]

(i) execute and deliver to Vendor the Transition Services Agreement substantially in the form of Exhibit "G".

7.2 Notification.

         From the date hereof up to the Closing Date, Purchaser will promptly notify Vendor in writing if Purchaser becomes aware of any fact or condition that causes or constitutes a breach of any of Purchaser's representations and warranties as of the date of this Agreement. During the same period, Purchaser will promptly notify Vendor in writing of the occurrence of any breach of any covenant of Purchaser in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible.

                                  ARTICLE VIII
                                    EMPLOYEES

8.1 Employees

         Purchaser shall offer employment, commencing immediately following Closing, to the Employees who are not bound by either of the collective bargaining agreements set forth in Schedule 4.1(x)(ii) (the "Collective Agreements") on the terms and conditions provided for in the form of the offer letter attached as Schedule 8.1.

         At Closing, Purchaser will assume the Collective Agreements with respect to the obligations thereunder of the Company (as defined in the Collective Agreements). The Vendor shall remain solely responsible for the obligations of the Company under the Collective Agreements with respect to any matter occurring prior to or on Closing and shall indemnify and hold Purchaser harmless in respect of such matters.

         Purchaser shall be solely responsible for the obligations of the Business under the Collective Agreements with respect to any matter occurring after the Closing and shall indemnify and hold Vendor harmless in respect of such matters, except for those matters to the extent that Vendor has indemnified Purchaser against, or Vendor has assumed or retained responsibility for, in this Agreement or any other agreements executed in connection herewith.

8.2 Indemnity for Employee Claims

         Except for Employee Payables to the extent set out in the Final Closing Date Balance Sheet, Vendor shall remain solely responsible and shall indemnify and hold Purchaser harmless against any claim by an Employee relating to or arising out of the employment of the Employee by Vendor or the U.S. Affiliate prior to or on Closing including, without limitation any claim for salary, wages, overtime, vacation pay, pension, retirement, post-retirement, or other benefits (whether under the Benefit Plans or otherwise). However, Purchaser (subject to Section 6.10) shall be responsible for severance costs of Employees who are employed by Purchaser and who are terminated after the Closing to the extent the severance benefits required by Law or contract do not exceed the severance guidelines as disclosed in Schedule 4.1(p), with any excess to be paid by the Vendor. For purposes of severance, the Purchaser will recognize any Employee's prior service with Vendor or Nortel. The indemnity procedures of
Article X shall apply to the indemnity provisions of this Section 8.2 and
Section 8.1.

         Vendor shall remain solely responsible and shall indemnify and hold Purchaser harmless against any claims by an Employee who does not accept employment with Purchaser either on the terms and conditions provided for in the offer letter attached as Schedule 8.1 or on other terms and conditions acceptable to Purchaser (which are no less favorable to the Employee than those set forth on Schedule 8.1).

8.3  Release from Restrictive Covenants

         Vendor hereby releases as of the Closing Date all Employees who accept employment with Purchaser from any covenants in favour of Vendor or the U.S. Affiliate which would limit each such Employee's services to Purchaser. To the extent permitted by Law and by contract, Vendor and the U.S. Affiliate will be deemed to have assigned to Purchaser at Closing the benefit of such non-competition and non-solicitation covenants. For greater certainty, nothing herein shall be interpreted as releasing Employees from non-disclosure, confidentiality or secrecy covenants related to aspects of Vendor's business (and that of its Affiliates) other than the Business.

8.4  No Third Party Beneficiaries

         Subject to Section 8.3, this Agreement and any agreement entered into pursuant to this Agreement shall not be for the benefit of, or create any right or cause of action in or on behalf of, any Person (including, without limitation, any of the Employees) other than the Parties or the parties to such other agreements, and no Person (including, without limitation, any of the Employees), other than the Parties or the parties to such other agreements, shall be entitled to rely on the provisions hereof or of any agreement entered into pursuant hereto in any action, proceeding, hearing or other forum.

8.5  Access to Employees

         Pursuant to Section 6.3, from the date hereof until the Closing Date, Purchaser, its employees, agents or other representatives, agree to initiate any contact with any Employees through the Vendor.

8.6  Non-Solicitation of Employees

         Vendor and its Affiliates shall not, for a period of twelve (12) months from the Closing Date, directly or indirectly, in any capacity whatsoever, employ, offer employment to or solicit the employment or engagement of, or otherwise entice away from the employment of Purchaser or its Affiliates, any Employees who accept employment with Purchaser, whether or not such individual would commit any breach of his contract or terms of employment by reason of his leaving the employ of Purchaser.

         Vendor and its Affiliates shall not be in default under this Section
8.6 by virtue only of (i) recruitment through any advertisement or an employment agency provided the foregoing is not targeted specifically at such Employees who accept employment with Purchaser; or (ii) hiring an Employee whose employment with Purchaser, Purchaser's Affiliates or its successor is terminated by Purchaser, such Affiliate or its successor after the Closing and who is not then currently receiving severance from the previous employer (it is understood that where an Employee receives a lump-sum distribution of severance, this prohibition would apply for the period of his severance entitlement).

8.7  Additional Understandings

     Reference is made to the Pension and Benefits Agreement, which concerns certain Benefit Plans. To the extent of any conflict between the terms and provisions of this Agreement and the terms and conditions of the Pension and Benefits Agreement, the Pension and Benefits Agreement shall control.

                                   ARTICLE IX
                              CONDITIONS OF CLOSING

9.1  Conditions for the Benefit of Purchaser

     The purchase of the Purchased Assets in accordance with the terms of this Agreement is subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of Purchaser. Each condition is to be performed or complied with in all respects at or prior to the Closing Date:

(a) Truth of Representations and Warranties of Vendor. The representations and warranties of Vendor contained in this Agreement or in any Schedule annexed hereto or in any certificate or other document delivered or given pursuant to this Agreement (considered individually and collectively), shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing Date as though made on such date, except that any representation or warranty qualified by "material" or "Material Adverse Effect" shall be true and correct in all respects.

(b) Performance of Covenants by Vendor. All of the covenants, obligations and agreements that Vendor is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date (considered individually and collectively) shall have been performed or complied with in all material respects at or prior to the Closing Date.

(c) Governmental Approvals. There shall have been obtained from all necessary Governmental Authorities all approvals, consents and assurances, in form and substance reasonably satisfactory to Purchaser's legal counsel, necessary in order to permit the transactions contemplated herein to be completed on the Closing Date without affecting or resulting in the termination, cancellation or modification of this Agreement or in the termination, cancellation, material modification, non-reissuance or non-transfer of any License (including the Non-Transferable Licenses), including those identified in Schedule 4.1(d)(iii), or of any Environmental Permit, the loss of which with respect to any such Environmental Permit would have a Material Adverse Effect.

(d) Litigation. There shall be no actions, claims, investigations, arbitrations or other proceedings (whether or not on behalf of Vendor) pending or threatened to restrain, enjoin or invalidate any transaction contemplated by this Agreement.

(e) Proceedings. No action, suit or proceeding will be pending or threatened in writing before any judicial authority or Government Entity (i) seeking to prevent or prohibit the consummation of any material transactions pursuant to this Agreement where an adverse result could reasonably be expected to cause any such transaction to be rescinded following consummation, or (ii) which could reasonably be expected to materially and adversely affect the Purchaser's right to conduct the Business or to own the Purchased Assets or the Vendor's performance of its material obligations pursuant hereto and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist at such time.

(f) Environmental Matters. Vendor will furnish written evidence reasonably satisfactory to Purchaser of its manifesting and disposing of all hazardous waste pursuant to the Ministry of Environment and Energy Ontario Reg. 347 s 18(10).

(g) Pension Matters. Vendor will furnish written evidence reasonably satisfactory to Purchaser of its funding to the trust for the benefit of the NORDX/CDT Negotiated Pension Plan the underfunded amount for the NORDX/CDT Negotiated Pension Plan as reflected in the Towers Perrin December 31, 2001 actuarial valuation, the amount of which shall not be less than CDN $Three Million Eight Hundred Sixty-Eight Thousand Four Hundred Dollars (CDN$3,868,400) ("Pension Fund Amount") for the pension plan for the unionized Employees of the Business; provided that if Vendor shall not have taken such action by Closing, Purchaser and Vendor shall cause such amount to be funded by the Escrow Agent out of the Closing Cash Purchase Price.

     (h) No Damage or Destruction. On the Closing Date, there shall not exist any damage to or destruction of any parts of the Business that, individually or in the aggregate, would materially impair the use or occupancy of the Kingston Property or the operation of the Business.

          If any of the conditions of this Section 9.1 has not been satisfied, or if satisfaction of any of the conditions of this Section 9.1 becomes impossible, at any time before October 31, 2002 for reasons other than Purchaser's failure to comply with its obligations under this Agreement, then Purchaser may terminate this Agreement by notice to Vendor at any time prior to the Closing without further formality.

9.2 Conditions for the Benefit of Vendor

     The sale of the Purchased Assets in accordance with the terms of this Agreement is subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of Vendor. Each condition is to be performed or complied with in all respects at or prior to the Closing Date:

(a) Truth of Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement (considered individually and collectively), shall have been true and correct in all material aspects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing Date as though made on such date, except that any representation or warranty qualified by "material" or "Material Adverse Effect" shall be true and correct in all respects.

(b) Performance of Covenants by Purchaser. All of the covenants, obligations and agreements that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date (considered individually and collectively) shall have been performed or complied with in all material respects at or prior to the Closing Date.

(c) Governmental Approvals. There shall have been obtained from all appropriate Governmental Authorities all approvals, consents and assurances, in form and substance reasonably satisfactory to Vendor's legal counsel, necessary in order to permit the transactions contemplated herein to be completed on the Closing Date without affecting or resulting in the termination, cancellation or modification of this Agreement.

(d) Litigation. There shall be no actions, claims, investigations, arbitrations or other proceedings (whether or not on behalf of Purchaser) pending or threatened to restrain, enjoin or invalidate any transaction contemplated by this Agreement.

(e) Consents. Co-contractants and appropriate Governmental Authorities shall not have imposed upon Vendor unduly onerous terms in order to give their consents to the transfers of Contracts and Licenses, the re-issuance of Non-Transferable Licenses or Environmental Permits, or terms which would render any of Vendor's representations and warranties untrue.

         If any of the conditions of this Section 9.2 has not been satisfied, or if satisfaction of any of the conditions of this Section 9.2 becomes impossible, at any time before October 31, 2002 for reasons other than Vendor's failure to comply with its obligations under this Agreement, then Vendor may terminate this Agreement by notice to Purchaser at any time prior to Closing without further formality.

9.3      Effects of Termination

         If this Agreement is terminated pursuant to Section 9.1 or 9.2, then all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 14.7 (Expenses) and 14.10 (Governing
Law) will survive. Notwithstanding the foregoing, if this Agreement is terminated by a Party because of the other Party's failure to comply with its covenants under this Agreement, then the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE X
                                 INDEMNIFICATION

10.1     Indemnification by Vendor

         Subject to Sections 10.8 and 10.9, Vendor shall indemnify and hold Purchaser, its Affiliates and its and their directors, officers, employees and agents (collectively, "Purchaser's

Indemnified Group") harmless from and against any claims, demands, actions, causes of action, judgments, damages, losses, liabilities, costs or expenses (including interest, penalties and attorneys' fees) (collectively, the "Losses") which may be made against any of Purchaser's Indemnified Group or which it may suffer or incur as a result of, arising out of or relating to:

(a) any violation, contravention or breach of any covenant, agreement or obligation of Vendor or the U. S. Affiliate under or pursuant to this Agreement or in any certificate or other document delivered or given in connection with the Closing pursuant to this Agreement (including, without limitation, the obligation of Vendor to discharge on a timely basis the Retained Liabilities);

(b)     any Retained Liabilities; or

(c) any incorrectness in, or breach of, any representation or warranty made by Vendor in Section 4.1, the Schedules annexed hereto or in any certificate or other document delivered or given pursuant to this Agreement.

10.2    Indemnification by Purchaser

        Subject to Sections 10.8 and 10.9, Purchaser shall indemnify and hold Vendor, its Affiliates and its and their directors, officers, employees and agents (collectively, "Vendor's Indemnified Group") harmless from and against any Losses which may be made against any of Vendor's Indemnified Group or which any of them may suffer or incur as a result of, arising out of or relating to:

(a) any violation, contravention or breach of any covenant, agreement or obligation of Purchaser under or pursuant to this Agreement or in any certificate or other document delivered or given in connection with the Closing pursuant to this Agreement (including, without limitation, the obligation of Purchaser to assume and discharge on a timely basis the Assumed Liabilities);

(b)     any Assumed Liabilities; or

(c) any incorrectness in, or breach of, any representation or warranty made by Purchaser in Section 4.2, the Schedules annexed hereto or in any certificate or other document delivered or given pursuant to this Agreement.

10.3    Obligation to Reimburse; Limitations

        The Party providing indemnification hereunder (the "Indemnifying Party") shall reimburse, on demand, to the Party being indemnified hereunder (the "Indemnified Party") the amount of any Losses suffered or incurred by the Indemnified Party, the whole as of the date that the Indemnified Party incurs any such Losses.

        Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to the other Party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement, except for any such loss or damage claimed by a third party (including a Governmental Authority) against the

Indemnified Party. Both Parties shall take commercially reasonable actions to mitigate their Losses. Except as set out in Section 14.18, the rights to indemnification under this Article X shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event or matter giving rise to such Indemnified Party's claim for indemnification.

10.4    Notification

        Promptly upon obtaining knowledge thereof, the Indemnified Party shall notify in writing the Indemnifying Party of any cause which the Indemnified Party has determined has given or could reasonably give rise to indemnification under this Article X; such notice to the Indemnifying Party shall set forth in reasonable details the nature of the claim, including the provisions of this Agreement pursuant to which indemnification is sought and an estimate of the Losses for which indemnification is sought. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless under this Agreement with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article X.

10.5    Defense of Third Party Claim

        If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "Third Party Claim"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section 10.4 and upon giving notice to the Indemnified Party within thirty (30) calendar days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

(a) the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

(b) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party; and

(c) legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

        Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or the judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

10.6    No Compromise

        The Indemnifying Party shall not compromise and settle or cause a compromise and settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action.

10.7     Failure to Defend

         If the Indemnifying Party fails:

(a) within thirty (30) calendar days from receipt of the notice of a Third Party Claim in accordance with Section 10.4 to give notice of its intention to defend the Third Party Claim in accordance with Section 10.5; or

(b)      to comply at any time with Section 10.5(c);

         then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Third Party Claim and to compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense, of the Indemnifying Party.

10.8     Time Limitations

         The representations and warranties of the Vendor contained in Section
4.1 of this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the Purchaser, shall continue for a period of twenty-four (24) months after the Closing Date and any claim in respect thereof shall be made in writing during such time period as provided hereto except that:

(a) The representations and warranties set out in Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(h) shall survive and continue in full force and effect without limitation of time; and

(b) A claim for any breach by the Vendor of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time subject only to applicable limitation periods imposed by Law.

         The representations and warranties of the Purchaser contained in
Section 4.2 of this Agreement shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any of the Vendor, shall continue in full force and effect for the benefit of the Vendor for a period of twenty-four (24) months from the Closing Date and any claim in respect thereof (except a claim based on fraud) shall be made in writing within such time period as provided herein.

         Any claim for a violation, contravention or breach of any covenant contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement (other than representations and warranties) shall survive the Closing and shall continue in full force and effect without limitation of time.

10.9     Limitation on Indemnification

         The obligations of indemnification set out in Sections 10.1 and 10.2 shall:

(a) not be applicable with respect to obligations of indemnification relating to Section 4.1 until the Losses in the aggregate exceed Four Hundred Fifty Thousand Dollars

         ($450,000), in which case the obligations of indemnification with respect to Section 4.1 shall apply to all Losses as and from the first dollar of Losses;

(b) not apply to the extent that the Losses claimed have been reimbursed through insurance to the Indemnified Party; and

(c) with respect to the obligations of indemnification relating to Section 4.1, not exceed the Closing Cash Purchase Price plus the Holdback Amounts less any adjustments pursuant to Section 3.3..

         The obligations of indemnification set out in 10.1(c) shall not apply to the extent (but only to the extent) arising in connection with or as a result of the Purchaser's or its Affiliates' actions following the Closing, including any announcement or decision regarding the future of the facility located on the Kingston Property (it being understood, however, that any such announcement will not affect or diminish Vendor's obligations with respect to any Benefit Plans of Vendor or its Affiliates).

10.10    Survival of Indemnification

         The obligation of indemnification set forth herein shall survive the completion of the transactions contemplated in this Agreement, provided, however, that as a condition to the exercise of the right to be indemnified under either of Sections 10.1(c) with respect to Section 4.1 or 10.2(c) with respect to Section 4.2, the Indemnified Party shall have given written notice thereof to the Indemnifying Party within twenty-four (24) months from the Closing Date, except for any claim thereunder based on fraud, which claim may be made at any time. The Parties may assert any claim involving a breach of representation or warranty before expiration of the applicable survival period provided at Section 10.8, but as long as such claim is asserted in a timely fashion in accordance with the provisions of this Agreement, the claim will continue to be effective even though the survival period may subsequently expire before the claim is resolved.

10.11    Sole Remedies

         The provisions of this Article X and any other recourses specifically referred to in this Agreement and in any certificate or other document delivered or given pursuant to this Agreement shall be the sole remedies of the Parties with respect to the matters herein, subject, however, to the right of any Party to seek specific performance, injunctive relief, or any other extraordinary remedy in a court of competent jurisdiction for breaches which give rise to such extraordinary remedies.

                                   ARTICLE XI
                                     CLOSING

11.1     Date, Time and Place of Closing

         Subject to the terms and conditions of this Agreement (including
Section 6.2), the Closing shall take place at the offices of Stikeman Elliott (Toronto) within two business days after Purchaser provides notice to Vendor (but in any event no later than October 31, 2002)(the "Closing Date") at the hour of 10:00 a.m. (the "Time of Closing"), or at such other place, on such other date and at such other time as may be agreed by the Parties.

                                  ARTICLE XII
                             POST-CLOSING COVENANTS

12.1     Books and Records

         At any time and from time to time until the seventh anniversary of the Closing Date, Vendor and its representatives will have the reasonable right to inspect and make copies of the Books and Records then possessed by Purchaser relating to Vendor or the Business on or prior to the Closing Date to the extent Vendor requires such information (i) for Tax reporting; (ii) to provide information required by Law; (iii) in connection with all financial reporting by Vendor or any of Vendor's Affiliates; (iv) in connection with any action, claim, suit, demand, litigation or arbitration proceeding, investigation, enquiry or any other proceedings (collectively the "Proceedings") against Vendor, brought by Vendor or to which Vendor is a party or for which Vendor has a legitimate interest; or (v) for any other legitimate purpose. The foregoing right of inspection shall only be exercisable upon prior reasonable notice to Purchaser and in such a manner as to not interfere unreasonably with the normal operations and business of Purchaser. Vendor shall reimburse Purchaser for its reasonable costs and expenses in complying with this Section 12.1. The Purchaser shall, for the purposes of complying with its obligations herein, preserve all Books and Records for a period of seven (7) years after the Closing Date. Thereafter, such Books and Records may be destroyed by Purchaser if it sends to Vendor written notice of its intent to destroy some or all of the said Books and Records, specifying with particularity the contents of the Books and Records to be destroyed. Such Books and Records may then be destroyed after the 30th calendar day after such notice is given unless Vendor objects to the destruction, in which case Purchaser shall either agree to retain such Books and Records or deliver such Books and Records to Vendor. Purchaser further agrees that the Books and Records that are placed in storage will be indexed in such a manner as to make individual document retrieval possible in an expeditious manner to the extent Vendor has done so with respect to Books and Records of the Business prior to Closing.

12.2     Access to Employees

         After the Closing, Purchaser shall make the employees of the Business available to Vendor for the purposes of providing Vendor with information and assistance that Vendor may reasonably require in connection with any Proceedings. Purchaser shall instruct the relevant employees to cooperate in good faith with Vendor. Vendor shall exercise this right so as to minimize any disruption to the operations of the Business.

                                  ARTICLE XIII
                                    DISPUTES

13.1     Disputes

         At any time after the Closing Date, in the event any dispute, claim, question or difference (a "Dispute") arises with respect to this Agreement or its performance, enforcement, breach, termination or validity (other than disputes relating to Third Party Claims, which will be resolved in the manner set forth in Section 10.5), the Parties shall use their best efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties.

         If the Parties do not reach a solution pursuant to the previous paragraph within a period of fifteen (15) business days following the first notice of the Dispute by any Party to the other, then the Party may pursue the claim in any court of Canada having subject matter jurisdiction and personal jurisdiction over the other Party. Other than actions or claims to join a Party in connection with a Third Party Claim under Section 10.5 and actions or claims to enforce judgments, any legal proceeding initiated by a Party against any other Party shall be filed in any court of Ontario, Canada having subject matter jurisdiction; the Parties consent to the jurisdiction of any such court. The substantive law of Ontario shall govern all Disputes. The prevailing Party in any litigation shall be entitled to recover reasonable attorneys' fees.

                                   ARTICLE XIV
                                  MISCELLANEOUS

14.1     Risk of Loss

         From the date hereof up to the Time of Closing on the Closing Date, the Purchased Assets shall be and shall remain at the risk of Vendor. If, prior to the Time of Closing on the Closing Date, all or any portion of the Purchased Assets that individually or in the aggregate would materially impair the use or occupancy of the Kingston Property or operation of the Business are destroyed or damaged by fire or other casualty or shall be appropriated, expropriated or seized by any Governmental Authority, then Purchaser shall have the option on or prior to the Time of Closing on the Closing Date:

(a) to terminate this Agreement forthwith upon written notice to Vendor to such effect; or

(b) to proceed with the Closing without reduction of the Purchase Price, in which case all proceeds of insurance or compensation for expropriation or seizure (up to the amount of the Purchase Price) shall be payable to Purchaser and all right, title and interest of Vendor to any such amounts not paid by the Closing Date shall be assigned to Purchaser.

14.2     Announcements

         Prior to Closing, any press release, public announcement or publicity with respect to the transactions contemplated in this Agreement shall be made only with the prior written consent of the Parties unless such release, announcement or publicity is required by Law, or exchange rule or regulation, in which case the Party required to make such release, announcement or publicity shall use its reasonable efforts to obtain approval of the other Party to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld. Purchaser acknowledges that Vendor is obliged under securities Laws and stock exchange rules to issue a press release upon execution of this Agreement. Unless otherwise determined by a court of competent jurisdiction, each Party shall keep this Agreement strictly confidential and make no disclosure thereof to any Person except the Party's advisors and lenders and except as may be required in connection with the consummation of the transactions contemplated hereby or as may be required by Law, without the prior written consent of the other Party.

14.3     Further Assurances

         Each Party upon the request of the other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

14.4     Successors in Interest

         This Agreement and the provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Vendor may not assign this Agreement or any of its rights and obligations hereunder without the prior written consent of Purchaser. Purchaser may assign this Agreement and all of Purchaser's rights and obligations hereunder to an Affiliate of Purchaser, provided, however, that such assignment shall not relieve Purchaser of its obligations hereunder.

14.5     Joint and Several Obligations

         The obligations of Belden Canada and Belden Communications as Purchaser under and pursuant to this Agreement shall be joint and several, notwithstanding that Belden Communications and Belden Canada may each act as Purchaser in respect to identified Purchased Assets in accordance with Section 2.3.

(a) CDT Guarantee of Performance. Cable Design Technologies Corporation ("CDT"), as principal obligor and not as surety, covenants with
         Purchaser:

         (i) to cause Vendor to effect prompt and complete performance of all the terms, covenants, conditions and provisions of this Agreement and of the agreements which are executed and delivered by Vendor pursuant to this Agreement (the "Transaction Documents") that are to be kept, observed and performed by Vendor;

(ii) that, if for any reason whatsoever, including the insolvency or bankruptcy of Vendor, Vendor shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of this Agreement or any of the Transaction Documents that is to be kept, observed or performed by Vendor, then CDT shall forthwith on demand of Purchaser, perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of this Agreement and the Transaction Documents;

(iii) that CDT is jointly and severally bound with Vendor to perform the terms, covenants, conditions and provisions of this Agreement and the Transaction Documents that are to be kept, observed and performed by Vendor and, in the enforcement of its rights pursuant to this Section 14.5(a) Purchaser may proceed against CDT as if CDT was a principal party under this Agreement with respect to such terms, covenants, conditions and provisions applicable to Vendor.

         In the event of a default by Vendor under this Agreement or the Transaction Documents, CDT waives any right to require Purchaser to:

(iv) proceed against Vendor or pursue any rights or remedies with respect to this Agreement or the Transaction Documents against Vendor, or

(v) pursue any other remedy whatsoever in the power of Purchaser prior to Purchaser pursuing any rights it may have under this Agreement or the Transaction Documents against CDT.

         Without limiting the generality of the foregoing, the liability of CDT shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of Vendor in any receivership, bankruptcy, winding-up or other creditors' proceedings or the rejection, disaffirmance or disclaimer of this Agreement or any of the Transaction Documents in any proceeding, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to this Agreement and the Transaction Documents.

         This Section 14.5(a) shall be solely for the benefit of Purchaser, is not transferable by Purchaser and shall not in any way obligate CDT to any other party. With respect to (i) any sale or transfer of all or substantially all of the assets of CDT (whether in one or a series of transactions), (ii) any merger, spin-off, consolidation or other related transaction of CDT (whether or not CDT is the surviving or successor party) with substantially the effect of sub-part
(i), or (iii) any dissolution or liquidation of CDT (collectively, "Significant Transactions"), CDT shall ensure that any purchaser in a Significant Transaction under sub-part (i) above and any successor or survivor of CDT in any Significant Transaction under sub-parts (ii) or (iii) above shall expressly assume in writing CDT's obligations under this Section 14.5(a). In any event, a purchaser under a sub-part (i) Significant Transaction (as noted above) and any successor or surviving party under a sub-part (ii) or (iii) Significant Transaction (as noted above) shall be jointly and severally obligated to fulfill CDT's obligations under this Section 14.5(a). Further, CDT shall provide to Purchaser at least thirty (30) days prior written notice of a sub-part (iii) Significant Transaction.

(b) Belden Guarantee of Performance. Belden Inc. ("Belden"), as principal obligor and not as surety, convenants with Vendor:

      (i) to cause Purchaser to effect prompt and complete performance of all the terms, covenants, conditions and provisions of this Agreement and of the agreements which are executed and delivered by Purchaser pursuant to this Agreement (the "Transaction Documents") that are to be kept, observed and performed by Purchaser;

      (ii) that, if for any reason whatsoever, including the insolvency or bankruptcy of Purchaser, Purchaser shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of this Agreement or any of the Transaction Documents that is to be kept, observed or performed by Purchaser, then Belden shall forthwith on demand of Vendor, perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of this Agreement and the Transaction Documents;

      (iii) that Belden is jointly and severally bound with Purchaser to perform the terms, covenants, conditions and provisions of this Agreement and the Transaction Documents that are to be kept, observed and performed by Purchaser and, in the enforcement of its rights pursuant to this Section 14.5(b) Vendor may proceed against Belden as if Belden was a principal party under this Agreement with respect to such terms, covenants, conditions and provisions applicable to Purchaser.

            In the event of a default by Purchaser under this Agreement or the Transaction Documents, Belden waives any right to require Vendor to:

      (iv) proceed against Purchaser or pursue any rights or remedies with respect to this Agreement or the Transaction Documents against Purchaser, or

      (v) pursue any other remedy whatsoever in the power of Vendor prior to Vendor pursuing any rights it may have under this Agreement or the Transaction Documents against Belden.

            Without limiting the generality of the foregoing, the liability of Belden shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of Purchaser in or any receivership, bankruptcy, winding-up or other creditors' proceedings the rejection, disaffirmance or disclaimer of this Agreement or any of the Transaction Documents in any proceeding, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to this Agreement and the Transaction Documents.

            This Section 14.5(b) shall be solely for the benefit of Vendor, is not transferable by Vendor and shall not in any way obligate Belden to any other party.

14.6  Notices

      Any notice, consent, authorization, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telecopier or similar telecommunications device (excluding by way of electronic mail) and addressed as follows:

(a)   in the case of Vendor, to it at:

      NORDX/CDT, INC.
      c/o Cable Design Technologies Inc.
      Foster Plaza 7
      661 Andersen Drive
      Pittsburg, PA 15220
      H9R 5Z3

      Attention: General Counsel

      Telecopier: (412) 937-9690

      with a copy to:

      STIKEMAN ELLIOTT
      1155 Rene-Levesque Blvd. West
      Suite 4000
      Montreal, Quebec
      H3B 3V2

      Attention: Michel Decary and Nicolas J. Beugnot

      Telecopier: (514) 397-3222

(b)   in the case of Purchaser, to it at:

      Belden (Canada) Inc.
      c/o Belden Inc.
      7701 Forsyth Boulevard
      Suite 800
      St. Louis, MO 63105

      Attention: General Counsel

      Telecopier: (314) 854-8001

      with a copy to:

      Gowling LaFleur Henderson LLP
      Suite 5800, Scotia Plaza
      40 King Street West
      Toronto, Ontario
      M5H 3Z7

      Attention: Donald C. Matheson

      Facsimile: (416) 863-3595

      Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier or similar telecommunications device (excluding by way of electronic mail) on the date next following receipt of such transmission or, if by personal delivery, to have been delivered and received on the date of such delivery, provided, however, that if such date is not a business day in the jurisdiction of receipt, then it shall be deemed to have been delivered and received on the business day next following such delivery. Either Party may change its address for service by notice delivered as aforesaid.

14.7  Expenses

      Each Party shall bear and pay all costs, expenses and fees (including, without limitation, legal counsel and accounting fees and disbursements) incurred by it in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereunder.

14.8  Counterparts

      This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

14.9   Severability

       Any Article, Section or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Article, Section or other subdivision of this Agreement or any other provision of this Agreement, and (b) otherwise remain in full force and effect.

14.10  Governing Law

       This Agreement shall be governed by and interpreted and construed in accordance with the Laws presently in force in the Province of Ontario without reference to the conflict of laws rules.

14.11  Entire Agreement

       This Agreement, including the Schedules and Exhibits, constitutes the entire Agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions of the Parties (but excluding, for greater certainty, the confidentiality agreement signed prior to the execution of this Agreement which shall remain in full force and effect).

14.12  Inconsistency

       This Agreement shall override the Schedules annexed hereto to the extent of any inconsistency.

14.13  Gender

       Any reference in this Agreement to any gender shall include both genders and the neuter, and words herein importing the singular number only shall include the plural and vice versa.

14.14  Currency

       All of the dollar amounts mentioned in this Agreement or in the Schedules and Exhibits annexed hereto shall be in Canadian funds, unless otherwise specifically denominated.

14.15  Headings

       The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

14.16  Amendment

       No amendment to this Agreement shall be binding unless expressly provided in an instrument duly executed by the Parties.

14.17  Waiver

       No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Parties.

14.18  Set Off

       Prior to the transmittal of any Holdback Amounts, in the event Purchaser determines that Vendor has not paid any amounts validly due and then owing by Vendor under any pension, retirement or post-retirement plan of Vendor or its Affiliates or predecessors that relates to any Employees that Vendor has failed to pay in accordance with the terms of such benefits ("Disputed Pension Amounts"), and Vendor provides, within fifteen (15) days of written notice from Purchaser of such payment failure, a written opinion of a Canadian actuary or law firm that such Disputed Pension Amounts are not validly due and then owing (in the absence of the delivery of such written opinion, Purchaser being authorized to pay out the Disputed Pension Amounts directly to such Employees), then Purchaser may pay any Holdback Amounts owed to Vendor into an escrow account established at a Canadian national bank; provided prior to such payment Purchaser must provide to Vendor a written opinion of a Canadian actuary or law firm that such Disputed Pension Amounts are validly due and then owing.

       Such money shall be held for the benefit of Vendor and Purchaser pending resolution of the dispute regarding Disputed Pension Amounts. The resolution of such dispute shall determine whether payment should go to: (i) Vendor, to the extent there is no valid Disputed Pension Amount, or (ii) to discharge any Disputed Pension Amount, to the extent it is determined that there is a valid Disputed Pension Amount. The cost of such escrow arrangements shall be paid out of the interest accrued under the escrow account (investments under such account to be high quality, no risk investments agreed to by Vendor and Purchaser) and otherwise to be paid one-half by Purchaser and one-half by Vendor. To the extent the Holdback Amounts are paid into escrow pursuant to this Section 14.18, Purchaser's obligations to pay to Vendor the Holdback Amounts shall be reduced.

14.19  Supply Agreement

       In accordance with Schedule 14.19, Purchaser will sell to Vendor the products described on Schedule 14.19 at the prices and on the terms noted therein. At the request of either Party, prior to the Closing Date, Purchaser and Vendor shall work in good faith to document the terms set forth on Schedule
14.19 in the form of a supply agreement. However, if the Parties fail to do so, this Section 14.19 and Schedule 14.19 shall nevertheless represent their agreement with respect to such matter.

                            (SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement on the date and at the place first above mentioned.

                                     NORDX/CDT, INC.

                                     Per:   _________________________________
                                           Name:
                                           Title:

                                     BELDEN (CANADA) INC.

                                     Per:  _________________________________
                                           Name:
                                           Title:

                                     BELDEN COMMUNICATIONS COMPANY

                                     Per:  _________________________________
                                           Name:
                                           Title:

                                     With respect to Section 14.5(b):
                                     BELDEN INC.

                                     Per:  _________________________________
                                           Name:
                                           Title:

                                     With respect to Section 14.5(a):
                                     CABLE DESIGN TECHNOLOGIES CORP.

                                     Per:  _________________________________
                                           Name:
                                           Title: